              AGREEMENT FOR THE PROVISION OF RESEARCH SERVICES AND

                          PURCHASE OF BUSINESS ASSETS

                                    BETWEEN

                          HOECHST MARION ROUSSEL, INC.

                                      AND

                                QUINTILES, INC.


[Note: Certain confidential portions of this exhibit have been omitted, as indicated herein by an asterisk (*), and filed separately with the Securities and Exchange Commission.]

                               TABLE OF CONTENTS

1.      DEFINITIONS...............................................................................................1


2.      PURCHASE AND LEASE OF ASSETS, LICENSED ASSETS TO BE TRANSFERRED, EXCLUDED ASSETS..........................9

   2.1    LEASE AND SUBSEQUENT SALE TO QUINTILES OF FACILITY......................................................9
   2.2    SALE TO QUINTILES OF PURCHASED PROPERTY.................................................................9
   2.3    ASSUMPTION BY QUINTILES OF LEASED PROPERTY.............................................................10
   2.4    LICENSE FOR HMR LICENSED TECHNOLOGY....................................................................11
   2.5    RIGHTS NOT TRANSFERRED TO QUINTILES....................................................................11
   2.6    ASSIGNMENT OF THE ASSUMED CONTRACTS; RELATED MATTERS...................................................12
   2.7    REAL ESTATE............................................................................................14

3.      CONTRACT RESEARCH SERVICES...............................................................................14

   3.1    RESEARCH SERVICES......................................................................................14
   3.2    RESERVED CAPACITY......................................................................................18
   3.3    TERMS OF PROJECTS......................................................................................21
   3.4    PAYMENT FOR RESEARCH SERVICES..........................................................................22
   3.5    REDUCTIONS OR ALTERATIONS IN HMR'S COMMITMENTS.........................................................25
   3.6    QUALITY-RELATED MATTERS................................................................................26
   3.7    RESEARCH SERVICES AT OTHER QUINTILES SITES; PRIOR ENGAGEMENTS..........................................28
   3.8    DEFINITION OF PRICE PER OUTPUT UNIT....................................................................29
   3.9    ESTABLISHMENT OF COMMITTEES............................................................................31
   3.10   FACILITY COMMITMENT FEE................................................................................33
   3.11   YEAR 2000 PROVISION....................................................................................34

4.      LIABILITIES AND INDEMNIFICATION..........................................................................35

   4.1    QUINTILES ASSUMING NO LIABILITIES......................................................................35
   4.2    HMR GENERAL INDEMNITY..................................................................................35
   4.3    QUINTILES GENERAL INDEMNITY............................................................................36
   4.4    LIMITATIONS ON INDEMNITY...............................................................................37
   4.5    HMR'S RESPONSIBILITY AND INDEMNITY RE: TRANSFERRING EMPLOYEES..........................................39
   4.6    QUINTILES'RESPONSIBILITY AND INDEMNITY RE: TRANSFERRING EMPLOYEES......................................40
   4.7    PROCEDURES RE: GENERAL AND EMPLOYEE INDEMNITIES........................................................40
   4.8    HMR INDEMNITY RE: ENVIRONMENTAL CLAIMS.................................................................42
   4.9    QUINTILES'INDEMNITY RE: ENVIRONMENTAL CLAIMS...........................................................43
   4.10   NUCLEAR MATERIALS LICENSE AND "RAD-BUILDING"...........................................................44

5.      EMPLOYMENT AND BENEFITS OF TRANSFERRING EMPLOYEES........................................................45

   5.1    QUINTILES'EMPLOYMENT OF TRANSFERRING EMPLOYEES.........................................................45
   5.2    BENEFITS FOR TRANSFERRING EMPLOYEES....................................................................47
   5.3    APPORTIONMENTS.........................................................................................48

  5.4     KEY TRANSFERRING EMPLOYEE RETENTION....................................................................49
  5.5     RAIDING OF OTHER PARTY'S EMPLOYEES.....................................................................49

6.      WARRANTIES...............................................................................................49

   6.1    HMR WARRANTIES.........................................................................................49
   6.2    EXCLUSION OF OTHER EXPRESS OR IMPLIED WARRANTIES.......................................................51
   6.3    QUINTILES WARRANTIES...................................................................................51

7.      CLOSING AND CONDITIONS TO CLOSING........................................................................52

   7.1    CLOSING................................................................................................52
   7.2    QUINTILES'CONDITIONS TO CLOSING........................................................................53
   7.3    HMR'S CONDITIONS TO CLOSING............................................................................55

8.      TERMINATION..............................................................................................57

   8.1    QUINTILES'RIGHT TO TERMINATE DURING THE INITIAL PERIOD.................................................57
   8.2    HMR'S RIGHT TO TERMINATE DURING THE INITIAL PERIOD.....................................................58
   8.3    TERMINATION FOR INSOLVENCY.............................................................................59
   8.4    QUINTILES'OPTION TO CONTINUE TO LEASE..................................................................59
   8.5    CONSEQUENCES OF TERMINATION............................................................................60
   8.6    RIGHTS OF HMR AND QUINTILES, AND EXCLUSION OF CONSEQUENTIAL LOSS.......................................61

9.      COVENANTS................................................................................................62

   9.1    PRE-CLOSING COVENANTS..................................................................................62
   9.2    POST-CLOSING COVENANTS.................................................................................65

10.     PUBLICITY................................................................................................70


11.     CONFIDENTIALITY..........................................................................................70


12.     BROKERAGE FEES, EXPENSES OF THE PARTIES..................................................................70

   12.1   NO BROKERS FEES........................................................................................70
   12.2   EACH PARTY TO BEAR ITS OWN COSTS.......................................................................71

13.     LAW AND ARBITRATION......................................................................................71

   13.1   LAW....................................................................................................71
   13.2   ARBITRATION............................................................................................71

14.     TAX ALLOCATION...........................................................................................72

   14.1   SALES TAX..............................................................................................72
   14.2   INDEMNIFICATION OF HMR BY QUINTILES....................................................................73
   14.3   INDEMNIFICATION PROCEDURE..............................................................................73

15.     MISCELLANEOUS............................................................................................75

   15.1   ENTIRE AGREEMENT.......................................................................................75
   15.2   ASSIGNMENT.............................................................................................75
   15.3   INVALIDITY.............................................................................................76

   15.4   WAIVER.................................................................................................76
   15.5   SCHEDULES..............................................................................................77
   15.6   COUNTERPARTS...........................................................................................77
   15.7   CONFLICTS..............................................................................................77
   15.8   FORCE MAJEURE..........................................................................................77
   15.9   NO THIRD PARTY BENEFICIARIES...........................................................................77
   15.10  NOTICES................................................................................................78
   15.11  HEADINGS...............................................................................................79

                                 SCHEDULE INDEX

1.5               ASSUMED CONTRACTS

1.27              LEASE

1.30              MASTER SERVICES AGREEMENT

1.34              OPERATION, MAINTENANCE AND UTILITY SERVICE AGREEMENT

1.47              REAL ESTATE SALE AGREEMENT

1.60              LIST OF TRANSFERRING EMPLOYEES

2.2(a)            LIST OF CERTAIN PURCHASED PROPERTY

2.2(b)            LIST OF VEHICLES OWNED BY HMR

2.3(a)(i)         LIST OF LEASED PROPERTY

2.3(a)(ii)        LIST OF VEHICLES LEASED BY HMR

2.3(b)            LIST OF RETAINED HMR CONTRACTS

3.2(c)            LIST OF DEDICATED EMPLOYEES

3.8               LIST OF FACTORS FOR MEASURING OUTPUT

4.2               REPRESENTATIONS AND WARRANTIES OF HMR

4.3               REPRESENTATIONS AND WARRANTIES OF QUINTILES

4.10              PROPOSAL FOR LEASE OF RADIOACTIVE MATERIALS STORAGE BUILDING

5.1(a)            FORMS OF OFFER LETTERS

5.1(b)            LIST OF NONIMMIGRANT EMPLOYEES

5.4(a)            OPTION RECIPIENTS

5.4(b)            OPTION AGREEMENT

5.5(a)            EXCLUDED EMPLOYEES LIST

5.5(b)            HMR OFFER RECIPIENTS

              AGREEMENT FOR THE PROVISION OF RESEARCH SERVICES AND

                          PURCHASE OF BUSINESS ASSETS

         This Agreement for the Provision of Research Services and Purchase of Business Assets (the "Agreement") is made as of January 1, 1999, by and between Hoechst Marion Roussel, Inc. a Delaware corporation (hereinafter referred to as "HMR"), and Quintiles, Inc., a North Carolina corporation (hereinafter referred to as "Quintiles").

                              W I T N E S S E T H:

         WHEREAS, HMR operates a research facility in Kansas City, Missouri and is the owner of, or has a beneficial interest in, certain Assets (as hereinafter defined); and

         WHEREAS, HMR wishes to sell, lease or license, as the case may be, to Quintiles and Quintiles wishes to purchase, lease or license from HMR, the Assets, on the terms and subject to the conditions set forth herein; and

         WHEREAS, Quintiles seeks commitments from HMR that it will purchase contract research services from Quintiles and HMR is willing to make certain commitments.

         NOW THEREFORE, in consideration of the mutual promises and covenants provided herein, the parties hereto hereby agree as follows:

1.       DEFINITIONS

         1.1 "Accounts Receivable" shall mean any payments due to HMR as more particularly described in Section 2.5(c).

         1.2 "Affiliate" shall mean any company or corporation or other business entity controlling, controlled by or under common control with the respective party. "Control" (including "controlling," "controlled by" and "under common control with") of any party, company, corporation or other business entity shall mean the direct or indirect ownership of more than fifty percent (50%) of the voting or income interest in such party, company, corporation or other business entity, respectively.

         1.3 "Assets" shall mean the Purchased Property, Leased Property, the Facility, and the HMR Licensed Technology, as those terms are defined below.

         1.4 "Assignment and Assumption Agreement" shall mean that agreement to be entered into at Closing, pursuant to which HMR will assign to Quintiles the rights it has in certain Leased Property and Quintiles will assume certain obligations of HMR set forth in the Assumed Contracts relating to the Leased Property.

         1.5      "Assumed Contracts" shall mean those contracts set forth in
Schedule 1.5 hereto and as to which Quintiles will assume the obligations of HMR set forth therein.

         1.6 "Bill of Sale and Undertaking" shall mean that document pursuant to which the Purchased Property will be conveyed to Quintiles by HMR and pursuant to which Quintiles will assume certain liabilities related to the Purchased Property.

         1.7 "Closing" shall mean the closing of the purchase of the Purchased Property effective as of 12:01 a.m., January 1, 1999 and to occur on the date hereof, or as soon thereafter as conditions are satisfied or waived, or such other date(s) as the parties mutually agree in writing.

         1.8      "Damages" shall have the meaning set out in Section 4.2.

         1.9      "Dedicated Employees" shall have the meaning set out in
Section 3.2(c).

         1.10 "Disclosure Memorandum" shall mean the disclosure memorandum delivered by HMR to Quintiles of even date with this Agreement.

          1.11 "Employee Lease Agreement" shall mean the agreement contemplated by Section 5.2(b) and to be entered into at Closing.

          1.12 "Environmental Claims" shall mean any and all administrative, regulatory or judicial actions or causes of action, suits, obligations, liabilities, losses, proceedings, executory decrees, judgments, penalties, fees, demands, demand letters, orders, directives, claims (including any claims involving toxic torts or liability in tort, strict, absolute or otherwise), liens, notices of noncompliance or violation, or legal fees or costs of investigations, monitoring or proceedings, relating in any way to any Environmental Law or any Environmental Permit issued under any such Environmental Law, or arising from the presence, Release or threatened Release (or alleged presence, Release or threatened Release) into the environment of any Hazardous Materials (hereinafter "Claims") including, without limitation, and regardless of the merit of such Claim, any and all Claims by any governmental or regulatory authority or by any third party for enforcement, cleanup, remediation, removal, response, remedial or other actions or damages, contribution, indemnification, cost recovery, compensation or injunctive relief pursuant to any Environmental Law or for any injury (including death of any person or persons) or threat of injury to health, safety, natural resources or the environment.

         1.13 "Environmental Laws" shall mean all applicable past, present and future statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, guidelines, authorizations, concessions, franchises, and similar items, of all governmental agencies, departments, commissions, boards, bureaus, or instrumentalities of the United States, and the states and political subdivisions thereof, and all principles of common law pertaining to the regulation and protection of human health, safety, and damages to natural resources, including without limitation Releases and threatened Releases or otherwise relating to the operation, manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials. Environmental Laws include, but are not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"); the Federal Insecticide, Fungicide and Rodenticide Act, as amended ("FIFRA"); the Resource Conservation and Recovery Act, as amended ("RCRA"); the Toxic Substances Control Act, as amended ("TSCA"); the Food, Drug, and Cosmetic Act ("FDA"), as amended; the Clean Air Act, as amended ("CAA"); the Federal Water Pollution Control Act, as amended ("FWPCA"); the Oil Pollution Act of 1990, as amended ("OPA"); the Fish and Wildlife Coordination Act, as amended ("FWCA"); the Endangered Species Act, as amended ("ESA"); the Wild and Scenic Rivers Act, as amended ("WSRA"); the Rivers and Harbors Act of 1899, as amended ("1899 Rivers Act"); the Water Resource Research Act of 1984, as amended ("WRRA"); the Occupational Safety and Health Act, as amended ("OSHA"); and the Safe Drinking Water Act, as amended ("SDWA"); and their state and local counterparts or equivalents, as amended from time to time.

         1.14 "Environmental Permits" shall mean all permits, approvals, identification numbers, licenses and any other authorizations required under any applicable Environmental Law.

         1.15 "Environmental Report Date" shall have the meaning set forth in Section 4.8.

         1.16 "Facility" shall mean the real property in Kansas City, Missouri and the fixtures and improvements located thereon, all of which are the subject of the Lease referred to in Section 2.1 and the Real Estate Sale Agreement (giving effect to the Subsequent Lease as defined therein).

         1.17 "Finance Committee" shall mean the subcommittee of the Steering Committee defined in Section 3.9(e).

         1.18     "Guaranteed Revenue" shall have the meaning set forth in
Section 3.1(a).

         1.19 "Hazardous Materials" shall mean (a) any chemicals, materials, substances or wastes which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous materials," "toxic substances," "extremely hazardous substances," "toxic pollutants," or words of similar import, under any applicable Environmental Law; (b) any petroleum, petroleum products (including, without limitation, crude oil or any fraction thereof), natural gas, natural gas liquids, liquefied natural gas or synthetic gas useable for fuel (or mixtures of natural gas and such synthetic gas) or oil and gas exploration or production waste, polychlorinated biphenyls ("PCBs"), asbestos-containing materials, mercury and lead-based paints; and (c) any other chemical, material, substances, or waste, exposure to which is prohibited, limited or regulated by any government or regulatory authority.

         1.20 "HMR Licensed Technology" shall have the meaning ascribed thereto in the Intellectual Property License.

         1.21 "Information Technology Transition Services Agreement" shall mean the agreement for transition services with respect to information technology assets to be entered into at Closing.

         1.22 "Initial Period" shall mean the period from the date of Closing through December 31, 2003.

         1.23 "Intellectual Property License" shall mean the agreement contemplated by Section 2.4 to be entered into at Closing.

         1.24     "Items" shall mean the items referred to and defined in
Section 15.5.

         1.25 "Interim Period" shall mean the period of time between Closing and the completion of the Transfer of HMR's Environmental Permits to Quintiles.

         1.26 "Lab Lease" shall mean the lease for the laboratory in Building D by Quintiles from HMR to be entered into at Closing.

         1.27 "Lease" shall mean the lease for the Facility with respect to the period from the Closing to the Real Estate Closing attached hereto as
Schedule 1.27.

         1.28 "Leased Property" shall mean personal property currently leased by HMR and as to which Quintiles will assume certain obligations of HMR set forth in the Assumed Contracts, as described more fully in Section 2.3.

         1.29     "Letter Agreement" shall have the meaning set forth in
Section 3.3.

         1.30 "Master Services Agreement" shall mean the agreement attached hereto as Schedule 1.30.

         1.31     "1998 Output" shall have the meaning set forth in Section
3.8.

         1.32 "Nuclear Materials License" shall have the meaning attributed to it in Section 4.10.

         1.33     "Offer Limit" shall have the meaning set forth in Section
3.1(b).

         1.34 "Operation, Maintenance and Utility Service Agreement" shall mean that agreement attached hereto as Schedule 1.34.

         1.35     "Option Recipients" shall have the meaning set forth in
Section 5.4.

         1.36 "Parent Guaranty" shall mean the guaranty to be executed at Closing by HMR Pharma, Inc. and Hoechst Marion Roussel AG on behalf of HMR and by Quintiles Transnational Corp. on behalf of Quintiles, respectively.

         1.37     "Permitted Carryover" shall have the meaning set forth in
Section 3.4.

         1.38 "Persistent Material Failure" shall have the meaning set forth in Section 8.2 below.

         1.39 "Prevailing Competitive Rates" shall have the meaning set forth in Section 3.1(b).

         1.40 "Price Per Output Unit" shall mean the calculation computed in accordance with Section 3.8.

         1.41 "Project(s)" shall mean any project(s) for Research Services pursuant to the Master Services Agreement.

         1.42 "Proprietary Material" shall mean the material more particularly described in Section 2.5(a) below.

         1.43 "Purchased Property" shall mean the personal property currently owned by HMR and that Quintiles will purchase as more fully described in Section 2.2.

         1.44 "Quality Committee" shall mean the subcommittee of the Steering Committee defined in Section 3.9(e).

         1.45     "Quintiles Transnational" shall mean Quintiles Transnational
Corp.

         1.46 "Real Estate Closing" shall mean the closing of the sale of the Facility according to the Real Estate Sale Agreement.

         1.47 "Real Estate Sale Agreement" shall mean the purchase and sale agreement attached hereto as Schedule 1.47.

         1.48 "Release" shall mean any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposing or release of Hazardous Materials.

         1.49     "Relevant Departments" shall have the meaning set out in
Section 3.2(a).

         1.50 "Research Services" shall mean contract research services required by HMR to be performed in the United States.

         1.51 "Reserved Capacity" shall have the meaning set out in Section 3.2(a) below.

         1.52 "Services Agreement" shall mean the agreement for miscellaneous non-utility services related to the Facility to be entered into at Closing.

         1.53 "Stability Storage Areas Access Agreement" shall mean the agreement providing for sharing of the stability storage rooms in Buildings A and C between HMR and Quintiles to be entered into at Closing.

         1.54 "Standards Committee" shall mean the committee referred to and defined in Section 3.9(e) below.

         1.55 "Steering Committee" shall mean the committee referred to and defined in Section 3.9(a) below.

         1.56 "Subsequent Lease" shall mean the lease for portions of Buildings A, B and F by HMR from Quintiles to be executed and delivered at the time of the Real Estate Closing, as contemplated by Real Estate Sale Agreement.

         1.57 "Supervisory Committee" shall mean the committee referred to and defined in Section 3.9(f) below.

         1.58 "Transaction Documents" shall mean the Assignment and Assumption Agreement, the Bill of Sale and Undertaking, the Information Technology Transition Services Agreement, the Intellectual Property License, the Lease, the Lab Lease, the Stability Rooms Access Agreement, the Subsequent Lease, the Parent Guarantees, the Real Estate Sale

Agreement, the Operation, Maintenance and Utility Service Agreement, the Employee Lease Agreement, the Master Services Agreement, and the Services Agreement.

         1.59 "Transfer" shall mean the registration, application, re-registration, reapplication, amendment, assignment, change of ownership or transfer of HMR's Environmental Permits to Quintiles for transferred Assets subject to Environmental Permits

         1.60 "Transferring Employees" shall mean each of the HMR employees listed in Schedule 1.60 and to whom Quintiles has made an offer of employment.

2. PURCHASE AND LEASE OF ASSETS, LICENSED ASSETS TO BE TRANSFERRED, EXCLUDED ASSETS

         2.1      LEASE AND SUBSEQUENT SALE TO QUINTILES OF FACILITY

         Upon the terms and subject to the conditions of this Agreement, at the Closing HMR and Quintiles shall each execute:

         (a)      the Lease;

         (b)      the Lab Lease;

         (c)      the Stability Storage Areas Access Agreement; and

         (d)      the Real Estate Sale Agreement.

         2.2      SALE TO QUINTILES OF PURCHASED PROPERTY

         Upon the terms and subject to the conditions of this Agreement, at the Closing HMR and Quintiles shall each execute the Bill of Sale and Undertaking, pursuant to which HMR shall sell to Quintiles and Quintiles shall purchase from HMR the following assets:

                  (a) All machinery, tools, equipment and other personal property: (i) located on the Facility on December 4, 1998 that is owned by HMR and used primarily in Drug Innovation & Approval; (ii) the moveable and unattached laboratory equipment (excluding all fixtures and case work) in the stability laboratories on the second floor of Building D adjoining the Facility; and (iii) purchased by HMR prior to the date of Closing and used or held by HMR wherever located on the Kansas City site with the intent for use, primarily in the provision of Drug Innovation & Approval activities in the Facility. Without limiting the foregoing provisions of this paragraph, all items of personal property that have been capitalized by HMR (including without limitation any personal property having an original acquisition price of not less than $2,500) and that are to be conveyed are listed in Schedule 2.2(a).

                  (b)      Those vehicles owned by HMR that are listed in
         Schedule 2.2(b) hereto.

                  (c) All research animals and animal foodstuffs contained on the Facility on the Closing.

         On the date of Closing, Quintiles shall pay to HMR by wire transfer of immediately available funds the purchase price of $18,000,000 for the Purchased Property.

         2.3      ASSUMPTION BY QUINTILES OF LEASED PROPERTY

                  (a) Upon the terms and subject to the conditions of this Agreement, at the date of Closing HMR and Quintiles shall, subject to Section 2.6(a), each execute the Assignment and Assumption Agreement, pursuant to which HMR shall assign its interest in the following Leased Property:

                           (i) All machinery, tools, equipment and other personal property in and on the Facility on the Closing that are leased by HMR and used by HMR primarily for the provision of Drug Innovation & Approval activities pursuant to either Assumed Contracts, all of which personal property is listed on Schedule 2.3(a)(i) hereto.

                           (ii) Those vehicles leased by HMR that are listed in Schedule 2.3(a)(ii) hereto.

                  (b) Upon the terms and subject to the conditions of this Agreement, at the date of Closing, HMR shall, subject to Section 2.6(b), grant to Quintiles the right to use all machinery, tools, equipment and other personal property in and on the Facility on the Closing that are leased by HMR and used by HMR primarily for the provision of Drug Innovation & Approval activities pursuant to those agreements as described in Schedule 2.3(b).

         2.4      LICENSE FOR HMR LICENSED TECHNOLOGY

         Upon the terms and subject to the conditions of this Agreement, at the Closing HMR and Quintiles shall each execute the Intellectual Property License.

         2.5      RIGHTS NOT TRANSFERRED TO QUINTILES

         Assets shall not include, and Quintiles shall not acquire any rights (subject to the provisions of the Intellectual Property License or any Letter Agreement) to:

                  (a) HMR's or its Affiliates' Proprietary Material, which shall include: compounds; compositions of matter; formulations; medicaments and modes of their administration; micro-organisms; cells or parts thereof, cell lines and the progeny thereof, including modified or recombined DNA molecules, and vectors and hosts containing the same; natural and synthetic antibodies, antigens, source materials and fragments thereof and clinical, biological, pharmaceutical and characterizing data; regulatory correspondence, submissions, filings, approvals and other reports or materials; and any other trade secrets or intellectual property, general procedures, methods of research, computer programs and other methods or information of HMR;

                  (b) any trademark of HMR or its Affiliates or trade name including, but not limited to, the names "Hoechst", "Hoechst Marion Roussel" and "Aventis";

                  (c)               any income, royalties, damages and payments
                           due to HMR (collectively "Accounts Receivable") in respect of the operation by HMR of the Facility prior to the date of Closing, which Accounts Receivable are expressly excluded from this Agreement; or

                  (d)               any rights of HMR or its Affiliates to
                           receive any payment, including PILOTS and EATS, under the TIF Agreement and Plan (each as defined in the Real Estate Sale Agreement).

         2.6      ASSIGNMENT OF THE ASSUMED CONTRACTS; RELATED MATTERS

                  (a) HMR shall use commercially reasonable efforts to have the Assumed Contracts assigned to Quintiles, and Quintiles shall cooperate with HMR to facilitate such assignment. In the event that any Assumed Contract(s) cannot be assigned to Quintiles, then HMR shall, at the request of Quintiles and after consultation between Quintiles and HMR, either (i) terminate such Assumed Contract(s) at Quintiles' cost (including any termination or other cost resulting from termination) or, (ii) if permitted thereunder, continue the Assumed Contract(s) for the benefit of Quintiles for the remainder of the unexpired term of such Assumed Contract(s), in which case Quintiles shall fully perform all of the obligations under such Assumed Contract(s) arising after the date of Closing and unrelated to HMR's performance of such Assumed Contracts prior to the date of Closing, including payment of rent and other expenditures; provided, however, if any Assumed Contract is not permitted to be continued by HMR for the benefit of Quintiles, then HMR shall remain responsible for any continuing payments or costs of termination under such Assumed Contract. To the extent that Quintiles cannot obtain the use of any such Leased Property pursuant to this Section 2.6 and to the extent such Leased Property is necessary to provide the Reserved Capacity, (i) Quintiles shall use its best efforts to replace such Leased Property, and (ii) until such Leased Property is replaced, Quintiles shall be excused from the performance of Research Services impacted by such Leased Property.

                  (b)               HMR shall use commercially reasonable
                           efforts to permit use by Quintiles of, and if applicable to convey its interest in, the Leased Property held by HMR pursuant to vendor agreements, other than the Assumed Contracts, which cannot be assigned to Quintiles because HMR is retaining the benefit of such agreement for its ongoing operations (the "Retained HMR Contracts"). In consideration thereof, Quintiles shall reimburse HMR for its pro rata costs under such agreements relating to such Leased Property pursuant to periodic invoices from HMR. To the extent that Quintiles cannot obtain the use of any such Leased Property pursuant to this
                           Section 2.6 and to the extent such Leased Property is necessary to provide the Reserved Capacity, (i) Quintiles shall use its best efforts to replace such Leased Property, and (ii) until such Leased Property is replaced, Quintiles shall be excused from the performance of Research Services impacted by such Leased Property.

         2.7      REAL ESTATE

                  (a) On the date of Closing, Quintiles shall pay to HMR by wire transfer of immediately available funds the sum of $* as a non-refundable earnest money deposit payment for the Facility, as contemplated by the Real Estate Sale Agreement.

                  (b)               Subject to the provisions of the Real
                           Estate Sale Agreement, on the date of Real Estate Closing, Quintiles shall pay to HMR by wire transfer of immediately available funds the remaining purchase price of $* for the Facility.

3.       CONTRACT RESEARCH SERVICES

         3.1      RESEARCH SERVICES

                  (a) During the Initial Period, HMR and/or its Affiliates shall purchase annually, and Quintiles shall make available annually, the Reserved Capacity. The annual purchase price ("Guaranteed Revenue") for the Reserved Capacity shall be as set forth in the following table:

                 ----------------------------------------------------------------------------------------------

                                       GUARANTEED REVENUE (IN MILLIONS OF 1999 U.S. DOLLARS)

                 ----------------------------------------------------------------------------------------------
                     1999           2000            2001            2002             2003              Total
                 ----------------------------------------------------------------------------------------------
                      *              *                *               *               *                436
                 ----------------------------------------------------------------------------------------------

                           The Guaranteed Revenue for any year shall be adjusted for inflation occurring after December 31, 1998 and through the first day of such year using the Employment Cost Index for total compensation for private industry workers in service occupations excluding sales, published by the Bureau of Labor statistics; provided if at any time such index is no longer published, then the Steering Committee shall choose such published index as they shall agree is most similar thereto. Notwithstanding the foregoing, no such adjustment shall be made to the amount of the Guaranteed Revenue payable in 1999.

                  (b) HMR shall offer Quintiles the opportunity to perform all Research Services during the Initial Period up to the Offer Limit. All Research Services shall be provided pursuant to Letter Agreements that state on their face (subject to actual payment at different rates in cases involving Reserved Capacity or other Research Services up to the Offer Limit, as set forth herein below) financial terms based on Quintiles' Prevailing Competitive Rates (defined as the average rates at which Quintiles wins business in the United States comparable to the Projects); provided, however notwithstanding anything to the contrary in this Agreement and the Transaction Documents, that: (i) Guaranteed Revenue will be credited against all Research Services that utilize Reserved Capacity at the Price Per Output Unit as defined in Section 3.8, and not at Quintiles Prevailing Competitive Rate as stated in the Letter Agreement, and such credits at the Price Per Output Unit shall be reflected in the reconciliation process and the payment calculation as each is described in Section 3.4; and (ii) payments for Research Services that do not utilize Reserved Capacity shall be adjusted for any applicable discount as set forth herein below in this Section 3.1(b) and such discount shall be reflected in the reconciliation process and the payment calculation as each is described in Section
                           3.4. The Steering Committee shall review and confirm, from time to time, that the rates being charged by Quintiles (before adjustment for any applicable discount as set forth herein below in this Section 3.1(b)) for Research Services (other than Research Services that utilize Reserved Capacity) constitute its then Prevailing Competitive Rates, and Quintiles shall provide such support therefor as may be reasonably requested by HMR's member representatives on the Steering Committee. HMR's obligation to offer Quintiles the opportunity to perform Research Services terminates as to any year when HMR shall have paid (or be deemed to have paid in accordance with Section 3.5) to Quintiles an aggregate during such year of $* million for Research Services, such amount for any given year being adjusted annually beginning on January 1, 2000, for inflation occurring after December 31, 1998 using the methodology set forth in Section 3.1(a) above, and such amount as adjusted being referred to hereinafter as the "Offer Limit"). HMR may, but shall have no obligation to, offer Quintiles the opportunity to perform Research Services that become part of HMR's pipeline of projects as a result of any merger, consolidation or other combination after the date hereof. Up to the Offer Limit, HMR shall offer Quintiles the opportunity to perform all Research Services prior to utilizing any additional research and development facilities that are, or will as a result of a signed agreement, become owned, leased, licensed, controlled or beneficially held, directly or indirectly, in whole or in part, by HMR or its Affiliates by virtue of any merger, consolidation or other combination after the date hereof. Payments for Research Services in excess of the Guaranteed Revenue, up to a maximum of the Offer Limit, shall be reduced by the following applicable volume discount percentage:

                  ------------------------------------------------------------------------------------------------------
                                                         VOLUME DISCOUNT PERCENTAGES
                  ------------------------------------------------------------------------------------------------------
                            YEAR               1999          2000             2001              2002             2003
                  ------------------------------------------------------------------------------------------------------
                      VOLUME DISCOUNT           *             *                *                 *                *
                         PERCENTAGE
                  ------------------------------------------------------------------------------------------------------

                           During the Initial Period, once HMR has paid the Offer Limit for any particular year, HMR and Quintiles shall have a non-exclusive preferred provider/customer relationship; provided however, HMR shall have no obligation by virtue of such relationship to offer Quintiles, nor shall Quintiles have any obligation by virtue of such relationship to accept, the opportunity to perform additional Research Services for such year.

                  (c) After the Initial Period, Quintiles shall have no obligation under this Agreement to provide Research Services to HMR and HMR shall have no obligation to purchase or offer to purchase Research Services from Quintiles, except pursuant to Letter Agreements or other contractual obligations then existing.

         3.2      RESERVED CAPACITY

                  (a) Quintiles shall employ at the Facility personnel in numbers and expertise in the departments of the relevant areas of study conducted at the Facility as of the date of Closing (namely biodynamics, drug regulatory affairs, data management, pharmaceutics, analytics, drug metabolism & pharmacokinetics and clinical operations (the "Relevant Departments")) such that Quintiles has the capacity to provide Research Services equivalent to the * Output (the "Reserved Capacity"). The initial allocation of the Reserved Capacity among each Relevant Department shall be determined by the Steering Committee based on each Relevant Department's contribution to * Output. If Quintiles expands its expertise and areas of study from those identified as the Relevant Departments, Quintiles and HMR may (but shall be under no obligation to) agree that any and all such expanded expertise and areas of study be included within the defined term "Relevant Departments". In any such case, the Steering Committee shall determine for purposes of Section 3.8 below the Price Per Output Unit to be associated with any output that may result from the expanded expertise or areas of study and shall reallocate the Reserved Capacity among the Relevant Departments, as newly constituted. Similarly, the Steering Committee shall regularly evaluate the Relevant Departments to determine whether it would be in both parties' interests to eliminate any Relevant Department or to reallocate the Reserved Capacity among the Relevant Departments and, if so determined, reallocate the Reserved Capacity appropriately.

                  (b) The annual Reserved Capacity for each Relevant Department shall be divided by twelve (12) to calculate the monthly Reserved Capacity for each Relevant Department. HMR shall endeavor to offer Quintiles the opportunity to perform Research Services in a manner that fully and reasonably utilizes the monthly Reserved Capacity for each Relevant Department. HMR's failure to offer Quintiles the opportunity to perform Research Services in a manner that fully utilizes the Reserved Capacity for each Relevant Department in any month shall not affect the right of Quintiles to receive and retain the entire monthly payment of Guaranteed Revenue. For the avoidance of doubt, to the extent HMR does not, for any reason, offer Quintiles the opportunity to perform Research Services in a manner that reasonably utilizes the entire monthly allocation of Reserved Capacity for any Relevant Department, Quintiles shall (i) have no obligation to perform Research Services with respect to such nonutilized

                           Research Capacity and (ii) be deemed to have earned and be entitled to retain all of the Guaranteed Revenue for the relevant month. Such event shall not confer on Quintiles any right to terminate this Agreement and Quintiles' sole and exclusive remedy for HMR's failure to offer such opportunities in a manner that utilizes the monthly Reserved Capacity shall be to retain the corresponding Guaranteed Revenue without any obligation to perform Research Services with respect to such nonutilized Reserved Capacity. HMR shall be deemed to offer Quintiles the opportunity to perform Research Services in a manner that reasonably utilizes the Reserved Capacity if such services could be performed utilizing Reserved Capacity (not then already utilized by Projects), and such Services could be performed with similar available capacity and upon the terms being requested by HMR either in-house or by another contract research organization in the ordinary course of its business.

                  (c) Attached as Schedule 3.2(c) is a list of approximately 25 Transferring Employees who are expected to become employees of Quintiles and who are to be assigned duties by Quintiles as described below (the "Dedicated Employees"). HMR may designate up to 10 additional non-manager level Transferring Employees as additional "Dedicated Employees." The Dedicated Employees identified on Schedule 3.2(c) as managers shall be made available to HMR on a reasonable first priority basis as necessary for HMR to access key corporate memory. Unless otherwise agreed to by HMR in writing, the non-manager Dedicated Employees shall be assigned to Projects exclusively. The Steering Committee shall review the utilization of such Dedicated Employees quarterly, and temporarily release any Dedicated Employees from the foregoing commitments or add new Dedicated Employees as appropriate such that the total number of Dedicated Employees does not exceed 35 (and the number of managers does not exceed the original number of managers set forth on
                           Schedule 3.2(c)). The Steering Committee shall attribute to each Dedicated Employee a constant output level for his or her services (and a corresponding Price Per Output Unit) which shall be counted as Research Services (except with respect to periods during which such Dedicated Employee is released from the foregoing commitments). Such constant output level will be based upon the assumption that the Dedicated Employee is working at full capacity (whether or not the Dedicated Employee is actually working at full capacity).

         3.3      TERMS OF PROJECTS

                  (a)               The terms and conditions applying to each
                           Project will be as set forth in (i) the Master Services Agreement and (ii) a separate Letter Agreement in which the services to be performed and the results to be achieved will be defined in detail and agreed upon by both parties. Each Letter Agreement will define material items, which may include detailed tasks, a description of the expected results, quality goals, timelines, milestones, fixed budgets and provisions for dealing with change orders. In addition, each Letter Agreement will contain payment terms based on a set of milestones, including a completion milestone and a meaningful final payment, in a manner that the parties intend to be cash neutral to Quintiles when considering all Letter Agreements in the aggregate. Payment terms of any Letter Agreement shall in no way qualify or affect HMR's obligation to pay the Guaranteed Revenue in accordance with Section 3.4(a).


                  (b)               If Quintiles is offered an opportunity to
                           perform Research Services and does not respond to HMR within 14 days after delivery of such offer, then HMR shall notify in writing one of Quintiles' Steering Committee representative members of such offer. If HMR does not receive written confirmation from Quintiles within seven days after delivery of notification to such member, then Quintiles shall be deemed to have rejected such offer.

                  (c)               If the parties fail to enter into a Letter
                           Agreement within 30 days after acceptance by Quintiles of an offer to perform Research Services, then any matter in dispute respecting such Letter Agreement shall be referred to the Steering Committee for resolution in accordance with the terms of this Agreement. The Steering Committee shall also resolve any dispute of whether an offer constitutes reasonable utilization of the Reserved Capacity.


         3.4      PAYMENT FOR RESEARCH SERVICES

                  (a)               Quintiles shall invoice HMR for the
                           Guaranteed Revenue due each year in equal monthly installments on the first business day of each month, commencing in January 1999. HMR shall pay each such invoice to Quintiles by the seventh business day of such month. The obligation of HMR to make such payments shall not be conditioned upon Quintiles being offered by HMR the opportunity to perform Research Services. Notwithstanding anything in this Agreement to the contrary, HMR may terminate its obligation to pay the Guaranteed Revenue only by exercising one of its express rights to terminate this Agreement under Article 8 below.

                  (b)               The Guaranteed Revenue and the Offer Limit
                           shall exclude any third-party costs for which Quintiles is reimbursed without mark-up in accordance with the terms of the relevant Letter Agreement including, but not limited to, investigator costs, travel expenses, Investigational Review Board/Ethics Committee fees, investigator meeting expenses, focus panel costs, costs of advertising for patients, and submission and filing fee, and any other payments to third parties passed through to HMR which payments (if any) shall be made in accordance with the terms of the relevant Letter Agreement. Notwithstanding the foregoing, HMR shall in 1999 receive a credit against actual pass-through billable expenses incurred by Quintiles for Projects in the amount of those project-related and billable travel and entertainment expenses that the Steering Committee concludes are included in the Financial Schedule referred to in clause (i) of Section 12 of
                           Schedule 4.2 for 1999, provided that Reserved Capacity and the corresponding Guaranteed Revenue shall be reduced by the amount of such credit. HMR shall receive a similar credit in each of the years 2000 through 2002, the amount of which shall be a percentage of the 1999 credit adjusted for inflation using the methodology set forth in Section 3.1(a), as follows: (i) *% in 2000, (ii) *% in 2001 and (iii) *% in 2002, and in
                           each such year reductions shall be made in Reserved Capacity and Guaranteed Revenue in amounts equal to such credit.

                  (c) Promptly following the execution of this Agreement, the parties shall establish a process by which amounts due under the Letter Agreements and this Agreement will be reconciled, on a monthly basis, with the rights and obligations set forth herein. The purpose (among others) of such reconciliation process shall be to determine the extent to which Research Services rendered during a given month utilize Reserved Capacity for such month (crediting Guaranteed Revenue at the Price Per Output Unit against Research Services that utilize Reserved Capacity as described in Section 3.1(b)) to determine what, if any, additional amounts are payable to Quintiles for such Research Services. Such reconciliation process shall account for, among other factors, with respect to each Relevant Department for the relevant month: the amount of the Reserved Capacity utilized by HMR; the amount of any Permitted Carryover; the amount, if any, of Research Services that do not utilize Reserved Capacity; and the application of any discount provided for in
                           Section 3.1(b) to the amounts payable to Quintiles for Research Services that do not utilize Reserved Capacity. At the end of each month, Quintiles shall prepare, and deliver to HMR, a separate monthly invoice reflecting such reconciliation process for each ongoing Project. Any amount reflected as remaining due to Quintiles after such reconciliation process shall be paid by HMR within thirty (30) days after receipt of an invoice prepared pursuant to the reconciliation, except to the extent disputed in good faith by HMR in accordance with this Agreement. HMR shall have the right to audit upon reasonable request Quintiles' adherence to, and implementation of, such reconciliation process.

                  (d)               When used herein, the term "Permitted
                           Carryover" shall mean, with respect to each Relevant Department, HMR's right to apply an up to ten percent (10%) cumulative shortfall or excess in utilization of the monthly Reserved Capacity for such Relevant Department against a future month's corresponding excess or shortfall, respectively. A Permitted Carryover for any given month may be continued from month-to-month but in no event shall the cumulative Permitted Carryover for all months ever exceed an amount equal to ten percent (10%) of the Reserved Capacity for the Relevant Department for one month. The existence of a Permitted Carryover does not relieve HMR from paying the regular monthly payment of the Guaranteed Revenue for months in which a Permitted Carryover exists.

         3.5      REDUCTIONS OR ALTERATIONS IN HMR'S COMMITMENTS

                  (a)               If Quintiles rejects an offer to perform
                           Research Services for which it has capacity and capability within the Reserved Capacity, HMR's obligation to pay the Guaranteed Revenue for the months during which such Research Services would have been performed shall be reduced by the relevant Price Per Output Unit multiplied by the projected output of such Research Services in each relevant month. Such rejection shall not reduce the Offer Limit or, in and of itself, grant to HMR any other remedies hereunder. For purposes of this Agreement, Quintiles' refusal to enter into a Letter Agreement (unless resolution by the Steering Committee is pending in accordance with Section 3.3(c)), or failure to respond to an offer to perform Research Services as set forth in Section 3.3(b), shall be deemed to be a rejection of an offer to perform Research Services.

         (b) If Quintiles rejects an offer to perform Research Services for which it does not have capacity and capability within the Reserved Capacity because such capacity and capability is already fully utilized on other Projects, such rejection (or deemed rejection) shall not reduce the Guaranteed Revenue. However, if Quintiles had the capacity and capability beyond the Reserved Capacity to enable it to accept such offer, such rejection (or deemed rejection) shall reduce the Offer Limit accordingly for such year.

         (c) If any Research Services are postponed due to the failure of Quintiles to perform in accordance with the terms and conditions of the Letter Agreement relating to such Research Services, such Research Services shall, for purposes of determining utilization of the Reserved

                  Capacity, be considered to have been performed in the period in which the performance was originally due. However, if any Research Services are postponed due to HMR's actions, the Research Services shall be considered to have been performed in the period in which the work is actually performed.

         3.6      QUALITY-RELATED MATTERS

                  (a) If the Steering Committee determines that HMR has suffered damage because Quintiles has materially failed to perform in accordance with the terms and conditions applicable to any Letter Agreement, then Quintiles will, within seven business days after such determination, pay, subject to any limitations in the Letter Agreement, the Master Services Agreement, or this Agreement, to HMR compensation for such breach as determined by the Steering Committee. The amounts so paid shall not reduce the amount previously paid or payable pursuant to
                           Section 3.1 as Guaranteed Revenue. Examples of situations in which such a payment may (depending upon the seriousness and materiality of Quintiles' actions) be due may include, among others, the failure of Quintiles to meet quality or timeliness objectives or quality standards set forth in the relevant Letter Agreement. This provision shall be superseded to the extent the Master Services Agreement provides specific corrective actions for such events.

                  (b) This Section 3.6(b) relates only to Research Services offered to Quintiles under Section 3.1(b) which do not utilize the Reserved

                           Capacity. HMR's obligation to offer such opportunities is subject to HMR's reasonable identification of a material deficiency in the quality or timeliness of Research Services performed previously by Quintiles, or in the ability of Quintiles to perform the proposed Research Services, which material deficiency HMR determines would adversely impact the proposed Research Services. HMR shall give written notice of such material deficiency to Quintiles and Quintiles shall have the opportunity to promptly provide adequate assurance reasonably satisfactory to HMR that such identified material deficiency has been remedied or otherwise addressed. Until Quintiles has provided such adequate assurance, HMR shall be relieved of its obligation to provide to Quintiles the opportunity to perform Research Services which are reasonably expected to be affected by such material deficiency, provided, however, that HMR's obligation under
                           Section 3.1(b) shall remain in effect for other Research Services of a nature or type that are not reasonably expected to be affected by such material deficiency.

         3.7      RESEARCH SERVICES AT OTHER QUINTILES SITES; PRIOR ENGAGEMENTS

                  (a)               Research Services for which Reserved
                           Capacity is available may be carried out by Quintiles at Quintiles' sites other than the Facility if the parties mutually agree in writing, in which event such Research Services shall count toward the utilization of the Reserved Capacity. If the Reserved Capacity is fully utilized by Projects, or if the Research Services are not covered within the Relevant Departments, then Quintiles may perform Research Services at any Quintiles site located in the United States reasonably selected by Quintiles (or any other facility if mutually agreed by the parties in writing) and the performance of such Research Services shall not count toward utilization of the Reserved Capacity.

                  (b)               Except as contemplated by this Agreement
                           or the Master Services Agreement, Research Services or any other contract research services that were purchased, ordered, or negotiated for purchase on or prior to the date of Closing by HMR and/or its Affiliates from Quintiles and/or its Affiliates shall not be deemed Research Services, whether or not such services are performed at the Facility after the date of Closing.

         3.8      DEFINITION OF PRICE PER OUTPUT UNIT

         The Research Services to be made available by Quintiles to HMR in exchange for the Guaranteed Revenue shall be determined based on the amount and nature of drug innovation and approval services provided by the Transferring Employees of the Kansas City Drug Innovation and Approval Unit of HMR in *.
The foregoing shall be determined by reference to a list of factors for measuring project-specific outputs that are attached to this Agreement as
Schedule 3.8. The Steering Committee shall, within 90 days of the Closing (the "Assessment Period"), by selecting and giving appropriate weight to one or more of the factors set forth on Schedule 3.8, or such other factors as the Steering Committee deems appropriate because of situations where the list of factors is not viewed as providing appropriate guidance, determine the amount and nature of drug innovation and approval output provided by the Transferring Employees of the Kansas City Drug Innovation and Approval unit of HMR in * (the "* Output").

         As set forth in Section 3.2(a), the Steering Committee shall allocate annually an appropriate portion of the total Reserved Capacity for the given year to each Relevant Department (the "Departmental Reserved Capacity"). The Steering Committee shall also allocate annually a corresponding proportion of
(i) the * Output to each Relevant Department (the "* Departmental Output"), and
(ii) the Guaranteed Revenue for the given year to each Relevant Department (the "Departmental Guaranteed Revenue"). Following such allocations, the Steering Committee shall establish, as of the beginning of each year, a rate card for each Relevant Department for such year (the "Reserved Capacity Rate Card"). Each Reserved Capacity Rate Card shall assign a rate to each person in the applicable Relevant Department by allocating all Departmental Guaranteed Revenue for the given year among employees, with appropriate distinction for compensation, expertise, length of service and other relevant factors.

The Steering Committee shall then determine on a general basis, which may be varied as appropriate on a project-by-project basis due to distinguishing factors, the allocation of labor (the "Resourcing Allocation") necessary to complete given tasks or create specific deliverables ("Project Outputs"). The Resourcing Allocation shall be ascertained by reference to, and shall be consistent with, the resourcing allocations that were used to produce the Project Outputs which, in the aggregate, created the * Departmental Output.
The product of the relevant chargeable rates from the Reserved Capacity Rate Card and the Resourcing Allocation shall establish the charge for any given unit of Project Output (a "Price Per Output Unit") during the given year. Monthly billings under Letter Agreements should reflect the percentage of completion of relevant Project Outputs to facilitate the reconciliation process under Section 3.4(c). As Quintiles brings in new personnel resources to the Facility, it shall have the option to provide the Reserved Capacity using personnel not originally employed in any Relevant Department. Such personnel shall be assigned a rate on the applicable Reserved Capacity Rate Card consistent with the rates of the original department personnel having comparable length of service, expertise, and other relevant factors. Except as specifically set forth in Section 3.2(c) of this Agreement, Quintiles is not required to provide the Reserved Capacity through any specific personnel. The Steering Committee shall have flexibility from year to year to make appropriate adjustments to the Reserved Capacity Rate Card so that the relative rates assigned to all personnel in each department are appropriate; provided, however, that any such adjustment shall satisfy the objective of maintaining measurements that accurately track, for any given year: (i) HMR's utilization of the Reserved Capacity, (ii) the corresponding allocation of Guaranteed Revenue, and (iii) the availability of the Reserved Capacity.

         3.9      ESTABLISHMENT OF COMMITTEES

                  (a)               Upon execution of this Agreement, Quintiles
                           and HMR shall establish a liaison committee
                           ("Steering Committee") consisting of an equal number of representative members from each company. HMR shall designate one of its representative members as Chairperson. The Steering Committee will, among other things, plan, oversee and guide the drug development process, discuss the status of current and future Projects, review recommendations from the Quality, Finance and Standards Committees, review and confirm Prevailing Competitive Rates and resolve any disputes between the parties or in the Quality, Finance or Standards Committees.

                  (b)               The Steering Committee shall, if possible,
                           make its decisions on a unanimous basis. If the Steering Committee cannot reach a unanimity, then decisions shall be determined in accordance with the provisions of Article 13.

                  (c)               Formal quarterly meetings will be held by
                           the Steering Committee to ensure that operational and financial performance and communications are satisfactory to both HMR and Quintiles. At these meetings, the Steering Committee will plan future workload, discuss the status of current and future Projects to be assigned to Quintiles, and approve an operating plan for the following 12 months. Such an operating plan will include estimates of resources requirements and performance objectives, including quality and financial targets. In addition, any representative member of the Steering Committee may call a telephonic meeting on five days' written notice to the other members.

                  (d)               Formal annual meetings, which will coincide
                           with each fourth quarterly meeting, will be held by the Steering Committee to review calculations of Price Per Output Unit.

                  (e)               Quality, financial and standards issues
                           will be addressed by a quality committee (the "Quality Committee"), a finance committee (the "Finance Committee"), and a standards committee (the "Standards Committee"), respectively. The Quality Committee will have the right to initiate audits and analyses, and based on these ensure at all times an appropriate quality of performance and will recommend remedies or refer any areas of deficiency to the Steering Committee. The Quality Committee shall be composed of an equal number of representative members from each party and HMR shall designate one of its representative members as Chairperson. The Finance Committee will conduct financial analyses of Projects to provide the Steering Committee with a reasonable basis for judgment of budget utilization, cash flow and cash neutrality and other financial information, as well as performance and output measures. The Finance Committee shall be composed of an equal number of representative members from each party and Quintiles shall designate one of its representative members as Chairperson. The Standards Committee will determine standards for all functional and infrastructure areas and ensure compliance therewith. The Standards Committee shall be composed of an equal number of representative members of each party and co-chaired by a representative member from each party.

                  (f)               There will be a Supervisory Committee
                           composed of an equal number of representative members of each company and co-chaired by a representative member from each company ("Supervisory Committee"). The Supervisory Committee shall consider disputes and other matters related to the relationship between HMR and Quintiles and shall meet at least annually to explore additional opportunities for Quintiles and HMR to collaborate on additional business ventures.

                  (g)               Each party's representative members on any
                           committee shall be entitled to one vote in total. No Chairperson of any of the above committees shall have a second, casting or deciding vote. Actions of each committee shall require a unanimous vote. Each of the Finance, Quality and Standards Committees shall make recommendations to the Steering Committee and shall not have separate decision-making authority except as specifically provided herein. Disputes shall be resolved in accordance with the provisions of Article 13. Actions of each committee will be documented in meeting minutes signed by a member from each of HMR and Quintiles.

         3.10     FACILITY COMMITMENT FEE

         In addition to the payment of Guaranteed Revenue and other obligations hereunder, HMR shall pay to Quintiles a $* million facility commitment fee in consideration for Quintiles reserving sufficient capacity within the Facility to retrain staff, develop standard operating procedures and make other changes to operate as a contract research organization to meet HMR's requirements for Research Services during the Initial Period. The fee shall be paid by wire transfer of immediately available funds to Quintiles at the Closing. The facility commitment fee shall not be refundable or repayable to HMR or any of its Affiliates in any circumstances whatsoever.

         3.11     YEAR 2000 PROVISION.

         If, after the Closing, Quintiles continues to implement the Drug Innovation & Approval portion of HMR's Year 2000 Program (as defined in paragraph 11 of Schedule 4.2) in materially the same manner, and applying materially the same level of resources, as HMR had planned for Drug Innovation & Approval in 1999, (i) Quintiles will be excused from performance of any obligation for Research Services contemplated under the Agreement, or any other services contemplated under a Letter Agreement, but only to the extent such performance is adversely affected, directly or indirectly, by the failure of any Asset, system or computer software application to function properly due to a Year 2000 Problem (as defined in paragraph 11 of Schedule 4.2), attributable specifically to such Asset, system or computer software application Quintiles acquires or obtains use of pursuant to this Agreement or any Transaction Document, and (ii) HMR shall not be relieved from its obligations to make payments of Guaranteed Revenue or otherwise be entitled to a refund or credit of payments corresponding to the affected Research Services (including but not limited to Guaranteed Revenue).

         In any such event, Quintiles shall use its best efforts to (i) mitigate its potential damages; (ii) minimize the impact of the Year 2000 Problem on Projects, (iii) address Project delays on a priority basis over non-Project work being performed at the Facility, and (iv) remediate the Year

2000 Problem. The Steering Committee may, if possible without negative impact on any Project, adjust the timelines for deliverables for such Project in an equitable manner (provided that, with respect to Projects involving Reserved Capacity, periods in which Research Services cannot be performed based upon a Year 2000 Problem shall be treated as if HMR failed to utilize the Reserved Capacity). The condition that Quintiles "continues to implement the DI&A portion of HMR's Year 2000 Program in a reasonable manner" shall be deemed satisfied to the extent HMR fails to support Quintiles' reasonable requests for HMR's support in implementing the DI&A portion of HMR's Year 2000 Program.

         Notwithstanding anything to the contrary, no Year 2000 Problem attributable to an Asset or to any software application Quintiles obtains from HMR shall constitute a breach by Quintiles of, or otherwise form a basis for HMR terminating, this Agreement, any Letter Agreement or any other Transaction Document.

4.       LIABILITIES AND INDEMNIFICATION

         4.1      QUINTILES ASSUMING NO LIABILITIES

         HMR and Quintiles acknowledge and agree that Quintiles is assuming no liabilities of HMR associated with HMR's ownership of, or beneficial interest in, the Assets or operation of the Facility except liabilities associated with Quintiles' possession or use of the Assets, operation of the Facility and liabilities arising from the Assumed Contracts after the date of Closing.

         4.2      HMR GENERAL INDEMNITY

         Subject to the provisions of Sections 4.3, 4.4, 4.6 and 4.7 below, HMR shall defend and indemnify Quintiles and its Affiliates, and the directors, employees and agents of Quintiles and its Affiliates against and hold them harmless from any and all losses, liabilities, damages, costs and expenses (including, without limitation, reasonable attorneys' fees, investigation expenses, court costs, interest and penalties) (hereinafter referred to collectively as "Damages") sustained or incurred by Quintiles as a result of (i) any material breach or failure of any HMR General Warranty (as defined herein) made by HMR in this Agreement regardless of any independent investigation made by Quintiles; or (ii) HMR's ownership of or beneficial interest in the Assets and operation of the Facility including, but not limited to, liabilities arising from the Assumed Contracts, and any other events, matters or conditions occurring or existing on or in any way related to the Facility on or before the date of Closing. "HMR General Warranty(ies)" shall mean the warranties by HMR set forth in Article 6 below and Schedule 4.2. The indemnity referred to in this Section 4.2 shall not include "Environmental Claims" as described in
Section 4.8 below.

         4.3      QUINTILES GENERAL INDEMNITY

         Subject to the provisions of Section 4.7 below, Quintiles shall defend and indemnify HMR and its Affiliates, and the directors, employees and agents of HMR and its Affiliates against and hold them harmless from any and all Damages sustained or incurred by HMR as a result of: (i) any breach or failure of any Quintiles General Warranty (as defined herein) made by Quintiles in this Agreement regardless of any independent investigation made by HMR; (ii) the termination of any Assumed Contract at the request of Quintiles or any breach or failure by Quintiles relating to Quintiles' performance under any of the Assumed Contracts; or (iii) Quintiles' use or lease of or ownership of the Assets and operation of the Facility including, but not limited to, Quintiles' use or disclosure of the HMR Licensed Technology in a manner inconsistent with that permitted in the Intellectual Property License, and any other events, matters or conditions occurring after the date of Closing, except to the extent that any claim arises out of matters covered by Section 4.2 above or
Section 4.5 below. "Quintiles General Warranty" shall mean the warranties by Quintiles set forth in Article 6 below and Schedule 4.3. The indemnity referred to in this Section 4.3 shall not include "Environmental Claims" as described in
Section 4.9 below.

         4.4      LIMITATIONS ON INDEMNITY

                  (a)      The indemnities provided in prior provisions of
                           Article 4 above shall be the parties' sole and exclusive remedy for failure or breach by either party of any warranty made under this Agreement or a Schedule attached hereto or any other claim for Damages under prior provisions of Article 4 above, and neither party shall have any liability or other obligation in respect of a breach of any of the warranties except as provided in prior provisions of
                           Article 4 above.

                  (b) Except for those indemnification obligations set forth in Sections 4.5, 4.6, 4.8, 4.9 and 9.2(b) and
                           Article 14 below, the indemnifying party shall not be under any liability in respect of its indemnification obligations unless such party shall have been given written notice of any bona fide claim or bona fide potential claim for Damages by the other (together with details of the facts and circumstances giving rise to such claim or potential claim) within three (3) years of the date of Closing except that with respect to the warranties set forth in section 7(n) of the Real Estate Sale Agreement and Section 6.1(b) below, such notice shall be given within 5 years of the date of Closing.

                  (c) HMR shall not be liable under the HMR General Warranties, under any other claim for Damages under
                           Section 4.2 above or under corresponding provisions of the Transaction Documents unless its aggregate liability for claims (including those arising previously whether giving rise to payment or not pursuant to this Article 4.4) hereunder or thereunder exceeds, and only in the amount by which it exceeds, Five Hundred Thousand Dollars ($500,000.00).

                  (d) Neither party shall be liable under the warranties or any other claim for Damages under prior provisions of Article 4 above:

                           (i) to the extent that such liability would not have arisen but for any change of law occurring after the date of Closing;

                           (ii) in respect of any matter in relation to which either party, being fully informed, shall, after the date of Closing, expressly have waived in writing its rights; or

                           (iii) to the extent that such liability would not have arisen but for the negligence or other willful act or omission of the other party occurring after the date of Closing.

                  (e) Neither party shall be liable under the warranties or in respect of any other claim for Damages under prior provisions of this Article 4 above for special, indirect or consequential damages including, but not limited to, loss of profits or revenue.

                  (f) Each party shall take all reasonable steps to mitigate its loss on any claim against the other in respect of the warranties or any other claim for Damages under prior provisions of Article 4 above.

                  (g)               In the event that either party has made a
                           payment pursuant to a claim under the warranties or any other claim for Damages under prior provisions of Article 4 above and the other party shall receive a reimbursement in respect of the matter in respect of which such claim was made, that party shall forthwith repay to the other party an equal sum to the amount of such refund or, if lower, a sum equal to the amount paid by that party pursuant to the claim. Each party shall take all reasonable steps to obtain payment of any such refunds.

         4.5      HMR'S RESPONSIBILITY AND INDEMNITY RE: TRANSFERRING EMPLOYEES

         HMR shall discharge all wages and salaries and other remuneration of or obligations to the Transferring Employees and all other costs and expenses relating to the Transferring Employees which arise up to and including the date of Closing and shall indemnify Quintiles and its Affiliates, and the directors, officers, agents and employees of Quintiles and its Affiliates against:

                  (a) all Damages incurred by Quintiles arising from HMR's failure so to discharge;

                  (b) all Damages incurred by Quintiles as a result of any claim made (whether before or after the date of Closing) by or on behalf of any applicant for employment, employee or former employee of HMR, related to or arising out of the recruitment, application, interview, hiring, employment or termination of employment of any such person by HMR on or prior to the date of Closing;

                  (c) all Damages incurred by Quintiles as a result of any claim made by an HMR employee who does not become a Quintiles employee; and

                  (d) all Damages incurred by Quintiles resulting from any claim based on any HMR severance or separation plan, vacation policy, pension, retirement, profit sharing, deferred compensation, medical, health insurance or other employee benefit plan or any other liability or obligation of HMR.

         4.6      QUINTILES' RESPONSIBILITY AND INDEMNITY RE: TRANSFERRING
                  EMPLOYEES

         Except for the payments contemplated by Section 9.2(c), and subject to
Section 4.5, Quintiles shall, discharge all wages and salaries and other remuneration of or obligations to the Transferring Employees which arise after the date of Closing and all other costs and expenses which relate to the Transferring Employees and which arise after the date of Closing and shall indemnify HMR and its affiliates, and the directors, officers, agents and employees of HMR and its Affiliates against:


                  (a)               all Damages arising from Quintiles' failure
                           so to discharge;

                  (b)               all Damages incurred by HMR as a result of
                           any claim made (whether before or after the date of Closing) by or on behalf of any applicant for employment, employee or former employee of Quintiles, related to or arising out of the recruitment, application, interview, hiring, employment or termination of employment of any such person by Quintiles; and

                  (c)               all Damages resulting from any claim made
                           based on the stock option plan referred to in
                           Section 5.4, vacation policy, pension, retirement, profit sharing, deferred compensation, medical, health insurance or other employee benefit plan, or any other liability or obligation of Quintiles.

         4.7      PROCEDURES RE: GENERAL AND EMPLOYEE INDEMNITIES

                  (a) The party seeking indemnification under this Article 4 shall notify the indemnifying party within thirty days of its receipt of knowledge of the existence of any claim, demand or other matters including, but not limited to, any claim under the warranties set forth in Article 6 below or Schedule 4.2 that may affect the indemnifying party's obligation of indemnity hereunder. Although the indemnifying party shall have the right to assume the defense in such case, the indemnified party shall have the right to employ its own legal agents in any such case, but in such event, the fees and expenses of such legal agents shall be at the indemnified party's expense. The indemnified party shall be kept fully informed of such action, claim or proceeding at all stages thereof whether or not it is represented.

                  (b) The indemnified party shall make available to the indemnifying party and its legal advisers free-of-charge all relevant books, records, documents and other information and personnel of the indemnified party relating to such proceedings or litigation and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, claim or proceedings.

                  (c) The indemnified party shall not make any formal admission of liability nor make any settlement of any claim without the written consent of the indemnifying party and if such admission of liability is made by the indemnified party without the prior written consent of the indemnifying party, the indemnified party shall be deemed to have compromised and waived any claim for indemnification hereunder.

         4.8      HMR INDEMNITY RE: ENVIRONMENTAL CLAIMS

         HMR hereby covenants and agrees to release, indemnify, protect, defend and hold harmless Quintiles and its Affiliates, officers, directors, shareholders, agents, employees, representatives, successors, and assigns from and against any and all Damages suffered, incurred by or asserted against Quintiles relating to, arising out of, or connected with, any event or condition which was created or caused prior to or including the Environmental Report Date (except as otherwise indicated in Section 4.9), or which was created or caused by HMR after the Environmental Report Date, and which relates to:

                           (i) any Release, threatened Release or disposal of Hazardous Materials at, upon, under, or from the Facility;

                           (ii) the operation or violation of Environmental Laws or Environmental Permits at the Facility;

                           (iii) any Environmental Claim in connection with the Facility or HMR's operations at the Facility;

                           (iv) any Environmental Claim in connection with any disposal by HMR of Hazardous Materials from the Facility at any off-site facility; or

                           (v)      any breach by HMR of any covenant,
                                    representation or warranty of HMR contained in this Agreement and giving rise to an Environmental Claim.

         The foregoing indemnity in subsections (i) through (iv) is not subject to or in any way limited or reduced by the representations, warranties, or agreements of HMR set forth in this Agreement, or any limitations thereof.

         HMR acknowledges that the environmental due diligence of the Facility may not be satisfactorily completed by the date of Closing, though it is expected to be completed by January 31, 1999. HMR agrees that: (i) the date both the due diligence is completed and a final report thereof is satisfactory to both parties (the "Environmental Report Date") and (ii) the substance of such final report, shall serve as information available for the allocation of environmental responsibility.

         4.9      QUINTILES' INDEMNITY RE: ENVIRONMENTAL CLAIMS

         Quintiles hereby covenants and agrees to release, indemnify, protect, defend and hold harmless HMR and its Affiliates, officers, directors, shareholders, agents, employees, representatives, successors, and assigns from and against any and all Damages suffered, incurred by or asserted against HMR relating to, arising out of, or connected with, directly or indirectly, any event or condition which is created or caused by Quintiles after the Environmental Report Date, or after the date of Closing and prior to the Environmental Report Date and which clearly results from the activities of Quintiles prior to the Environmental Report Date that are inconsistent with the practices of HMR prior to the date of Closing, with, in any event, the exception of those events or conditions giving rise to HMR's indemnity obligations in Section 4.8 above, and which relates to:

                           (i) any Release, threatened Release or disposal of Hazardous Materials at, upon, under, or from the Facility;

                           (ii) the operation or violation of Environmental Laws or Environmental Permits at the Facility;

                           (iii) any Environmental Claim in connection with the Facility or Quintiles' operations at the Facility;

                           (iv) any Environmental Claim in connection with any disposal by Quintiles of Hazardous Materials at any off-site facility; or

                           (v)      any breach by Quintiles of any
                                    covenant, representation or warranty of
                                    Quintiles contained in this Agreement and giving rise to an Environmental Claim.

         The foregoing indemnity in subsections (i) through (iv) is not subject to or in any way limited or reduced by the representations, warranties, or agreements of Quintiles set forth in this Agreement.

         Quintiles acknowledges that the environmental due diligence of the Facility may not be satisfactorily completed by the date of Closing, though it is expected to be completed by January 31, 1999. Quintiles agrees that: (i) the Environmental Report Date and (ii) the substance of such final report shall serve as information available for the allocation of environmental responsibility.

         4.10     NUCLEAR MATERIALS LICENSE AND "RAD-BUILDING"

         Prior to the completion of the transfer of HMR's Nuclear Materials License to Quintiles, HMR shall, at its sole expense (i) perform a radiation contamination survey of HMR's existing radioactive waste storage facility (the "Rad-Building") and any other area on the Facility where radioactive materials have been stored, handled, or otherwise used or transported by HMR and (ii) conduct any required decontamination of any area affected by radiation contamination. At such time as Quintiles ceases permanently its use of the Rad-Building, whether or not as a result of termination of its lease of the Rad-Building (the "Rad-Building Lease"), Quintiles shall, at its sole expense
(i) perform a radiation contamination survey of the Rad-Building, (ii) conduct any required decontamination of any area of the Rad-Building affected by radiation contamination and (iii) decommission the Rad-Building; provided, however, that, with respect to the foregoing clause (iii), if, and only if, decommissioning of the Rad-Building is required because HMR has exercised its right to terminate the Rad-Building Lease for the purpose of relocating such storage facility to a replacement building, the cost of decommissioning the Rad-Building shall be apportioned between HMR and Quintiles based on the relative number of years each party used the Rad-Building. At such time as (a) Quintiles' Nuclear Materials License expires, or otherwise ceases to be in effect, or (b) Quintiles ceases permanently its use of any area, other than the Rad-Building (whether in connection with a permanent cessation of use of the Rad-Building or otherwise), where radioactive materials have been stored, handled, or otherwise used or transported by Quintiles, then Quintiles shall, at its sole expense, complete steps (i) through (iii) above (without reference to the proviso set forth above in such clause (iii)) for (x) in the case of clause (a) above, the Rad-Building and any other area where radioactive materials have been stored, handled, or otherwise used or transported by Quintiles or (y) in the case of clause (b) above, such area where radioactive materials have been stored, handled, or otherwise used or transported by Quintiles.

         Further, within 10 business days of the date of this Agreement, HMR and Quintiles shall enter into a lease whereby HMR shall lease the Rad-Building to Quintiles on the terms and conditions set forth in Schedule 4.10 to this
Section 4.10, and on such other terms and provisions as the parties shall mutually agree.

5.       EMPLOYMENT AND BENEFITS OF TRANSFERRING EMPLOYEES

         5.1      QUINTILES' EMPLOYMENT OF TRANSFERRING EMPLOYEES

                  (a)               Attached hereto as Schedule 5.1(a) are
                           forms of offer letters for the Transferring
                           Employees. Quintiles has provided to HMR a list of the base salaries and positions to be offered to each such Transferring

                           Employee. HMR has reviewed such forms of offer letters and such list and found them to be satisfactory. Quintiles shall make offers to the Transferring Employees pursuant to the forms of offer letters and consistent with the information on such list. Notwithstanding anything to the contrary, Quintiles shall have no responsibility for any severance or other compensation obligation owed to any of the Transferring Employees as a result of any severance or other agreements or benefits offered previously by HMR. Initially, Quintiles shall not require Transferring Employees to transfer from Kansas City to another Quintiles facility. For a period of three years after the date of Closing and so long as Quintiles is receiving the Guaranteed Revenue, Quintiles will not terminate any Option Recipient without a reasonable basis in conduct or performance or without first obtaining the consent of HMR, which consent shall not be unreasonably withheld or delayed.

                  (b)               Attached as Schedule 5.1(b) is a list of
                           those Transferring Employees who are nonimmigrant aliens working, or scheduled to begin working, for HMR at the Facility prior to Closing. After the date of Closing, each of these Transferring Employees shall remain employees of HMR until Quintiles has obtained the approval of a petition for nonimmigrant workers for such Transferring Employee from the Immigration and Naturalization Service ("INS") to employ such Transferring Employee. As to those Transferring Employees listed on Schedule 5.1(b) who have indicated a desire to become employees of

                           Quintiles, Quintiles shall use its best efforts to obtain such approval as promptly as practicable. Quintiles shall have the benefit, from and after the date of Closing, of the services of such employees indicating a desire to work for Quintiles. Thereafter, each such Transferring Employee shall become an employee of Quintiles. For purposes of Sections 4.5, 4.6, 5.3(b) and 9.1(b)(ii) of this Agreement, the term "date of Closing" with respect to each of these employees shall mean the date that Quintiles has obtained the INS approval described above.

                  (c)               Each Transferring Employee who is on
                           short-term disability leave or Family and Medical Leave Act leave as of the Closing pursuant to the otherwise applicable plans and policies of HMR shall remain an employee of HMR until the date he or she returns to work from leave. As of that date, each such Transferring Employee who has accepted an offer of employment from Quintiles shall then become an employee of Quintiles. For purposes of Sections 4.5, 4.6, 5.3(b) and 9.1(b)(ii) of this Agreement, the term "date of Closing" with respect to each such Transferring Employee shall mean the date that such Transferring Employee becomes an employee of Quintiles. HMR shall provide to Quintiles a list of all such Transferring Employees within ten days of the Closing.

         5.2      BENEFITS FOR TRANSFERRING EMPLOYEES

         Quintiles shall cause the Transferring Employees to be eligible to participate in the "employee benefit plans" (within the meaning of Section 3(1) of ERISA) and other employee benefits of Quintiles in which similarly situated employees of Quintiles' United States operations are generally eligible to participate, provided that nothing herein shall prevent Quintiles from amending or terminating any such plan in accordance with its terms and applicable law. For purposes of Quintiles' employee stock ownership plan, employee stock purchase plan and vacation policy, Quintiles shall grant the Transferring Employees credit for the number of years of service with which they are credited by HMR.

         5.3      APPORTIONMENTS

                  (a)               The Transferring Employees who have
                           properly accrued unused vacation that they would otherwise be entitled to carry over to 1999 had they continued as employees of HMR, may each carry over up to five days of such accrued unused vacation. On the Closing, HMR shall pay to Quintiles the value of such accrued unused vacation, and Quintiles shall permit each Transferring Employee to use such accrued unused vacation day(s) during 1999; provided, however, that as promptly as practicable after the date of Closing, Quintiles shall reimburse HMR for the amount of such accrued payment that relates to Transferring Employees who do not become employees of Quintiles.

                  (b)               Except as provided in Section 5.3(a) above,
                           all payments due in respect of any wages, salaries or other remuneration with respect to the Transferring Employees up to and including the date of Closing shall be borne by HMR and, except as set forth in Section 9.2(c), all payments due in respect of any wages, salaries or other remuneration with respect to the Transferring Employees who joined Quintiles after the date of Closing shall be borne by Quintiles.

         5.4      KEY TRANSFERRING EMPLOYEE RETENTION

         Quintiles shall offer a key employee retention plan, available to the key Transferring Employees identified by HMR on Schedule 5.4(a) (the "Option Recipients"), pursuant to the terms of an option agreement attached hereto as
Schedule 5.4(b). This option agreement is intended by the parties to be an inducement to such key Transferring Employees to become Quintiles employees. The aggregate value of the options to be granted under this Section 5.4, based on a Black Scholes valuation, shall be $* million.

         5.5      RAIDING OF OTHER PARTY'S EMPLOYEES

         Both HMR and Quintiles agree that during the Initial Period neither will recruit nor hire, directly or indirectly, any of the Kansas City-based employees of the other, regardless of the position of the employee, except upon mutual agreement by Quintiles and HMR or if employment of the former employee terminated more than one year prior to the date of such recruitment or initial hiring contact. HMR and Quintiles agree that, notwithstanding the foregoing, Quintiles may make offers of employment to the employees listed on Schedule 5.5(a) at any time more than six (6) months after Closing. Except as to those Transferring Employees listed on Schedule 5.5(b), neither HMR nor any Affiliate has made an offer to employ any Transferring Employee outside of its Kansas City Drug Innovation & Approval unit.

6.       WARRANTIES

         6.1      HMR WARRANTIES HMR warrants that:

                  (a) HMR is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its assets. HMR has the full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and to grant all of the rights, powers and authorities herein granted.

                  (b) HMR has a sufficient beneficial interest in the Assets to enable HMR to lease the Leased Property, to sell the Purchased Property, to lease and eventually sell the Facility, to license the HMR Licensed Technology and to perform the services contemplated under the Services Agreement to Quintiles on the terms contemplated herein, all of which Assets are unencumbered by any liens, security interests or other rights or claims of any third party other than, in the case of leased assets, the applicable lessor.

                  (c) This Agreement has been, and upon execution as contemplated herein the Transaction Documents to which it is a party will be, duly executed and delivered by HMR and are legal, valid and binding obligations enforceable against HMR in accordance with their terms.

                  (d) Other than the HSR filing and the filings contemplated in the Real Estate Sale Agreement, and other than those that have been obtained and that are in full force and affect, the execution, delivery and performance by HMR of this Agreement and the Transaction Documents to which it is a party do not require the consent, waiver, approval, license or authorization of or any notice to or filing with any person or any governmental authority.

                  (e) HMR knows of no fact that materially adversely affects or could materially adversely affect: (i) the rights granted to Quintiles under this Agreement to receive the Guaranteed Revenue or the right to be offered the opportunity to perform Research Services in accordance with Article 3, or (ii) as of the date of Closing, Quintiles' possession of the Assets or operation of the Facility.

                  (f) In respect of the representations and warranties set forth in this Article 6 and in Schedule 4.2 hereto, the rights and remedies of Quintiles shall not be affected by completion of this Agreement, by any investigation made by or on behalf of Quintiles into the affairs of HMR or by Quintiles failing to exercise or delaying the exercise of any of its rights or remedies or by any other matter except a specific and duly authorized written waiver or release.

         6.2      EXCLUSION OF OTHER EXPRESS OR IMPLIED WARRANTIES

         Except as expressly warranted in Section 6.1 above, Schedule 4.2 hereto, or the Transaction Documents, no warranties, express or implied, have been made or are made by HMR with respect to the Assets.

         6.3      QUINTILES WARRANTIES

         Quintiles warrants that:

                  (a) Quintiles is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets. Quintiles has the full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party.

                  (b) This Agreement has been, and upon execution as contemplated herein the Transaction Documents to which it is a party will be, duly executed and delivered by Quintiles, and are legal, valid and binding obligations enforceable against Quintiles in accordance with their terms.

                  (c) Other than the HSR filing and except as contemplated in the Real Estate Sale Agreement, and other than those that have been obtained and that are in full force and effect, the execution, delivery and performance by Quintiles of this Agreement and the Transaction Documents to which it is a party do not require the consent, waiver, approval, license or authorization of or any notice to or filing with any person or any governmental authority.

                  (d) Quintiles knows of no fact that materially adversely affects or could materially adversely affect the rights granted to HMR under this Agreement to receive the Research Services and to have the Reserved Capacity made available to it.

7.       CLOSING AND CONDITIONS TO CLOSING

         7.1      CLOSING

         The Closing shall occur at the offices of Blackwell Sanders Peper Martin LLP at 2300 Main Street in Kansas City, Missouri, or such other place as may be agreed upon by the parties.

         7.2      QUINTILES' CONDITIONS TO CLOSING

         Quintiles' obligation to close is subject to the following conditions precedent, any or all of which may be waived in writing by Quintiles at its sole discretion:

                  (a)               HMR shall have delivered to Quintiles a
                           certificate, dated as of the Closing, and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the warranties set forth in Section 6.1 above and
                           Schedule 4.2 hereto are true and correct in all material respects with the same effect as though the warranties were made at and as of the Closing;

                  (b)               Each and all of the agreements and
                           covenants of HMR to be performed and complied with pursuant to this Agreement and the other agreements of HMR contemplated hereby prior to the Closing shall have been duly performed and complied with in all material respects;

                  (c)               No action, claim or proceeding against HMR,
                           Quintiles or any Affiliate of either relating to the consummation of any of the transactions contemplated in this Agreement, or in any document referred to herein, or any governmental action seeking to delay or enjoin any such transactions, shall be pending or threatened;

                  (d)               Quintiles shall have received either copies
                           of the resolutions adopted by the Board of Directors of HMR, certified by the Secretary or an Assistant Secretary of HMR, or an opinion from HMR's counsel, with respect to the authorization by such Board of Directors of the execution and delivery of this Agreement by HMR, the performance by HMR of its covenants and agreements hereunder and the consummation of the transactions contemplated hereby, which resolutions shall not have been amended or modified, shall be in full force and effect and shall be in form and substance reasonably satisfactory to Quintiles and its counsel;

                  (e) Quintiles shall have received either copies of the resolutions adopted by the Board of Directors of HMR Pharma, Inc. and the Board of Management of Hoechst Marion Roussel AG, certified by the respective Secretary or an Assistant Secretary thereof, with respect to the authorization by each such Board of the execution and delivery of the Parent Guaranty by each such company, the performance by each such company of its respective covenants and agreements thereunder and the consummation of the transactions contemplated thereby, which resolutions shall not have been amended or modified, shall be in full force and effect and shall be in form and substance reasonably satisfactory to Quintiles and its counsel;

                  (f) All consents of, filings and registrations with, and notifications to, all federal and state regulatory authorities required for consummation of the transactions contemplated hereby shall have been obtained or made and shall be in full force and effect and all required waiting periods shall have expired;

                  (g) Quintiles shall have received, or application shall have been made to transfer, such certificates, instruments and other documents, in form and substance reasonably satisfactory to Quintiles and its counsel, as Quintiles shall have reasonably requested in writing in connection with the consummation of the transactions contemplated hereby, including, but not limited to, the transfer of all vehicle titles acquired by Quintiles pursuant to the transactions contemplated hereby;

                  (h) HMR has executed the Transaction Documents to which it is a party and HMR Pharma, Inc. and Hoechst Marion Roussel AG shall each have executed a Parent Guaranty; and

                  (i) HMR has wired to Quintiles and Quintiles has received from HMR in immediately available funds the sum representing HMR's payment of the facility commitment fee described in Section 3.10 and the accrued unused vacation payment described in Section 5.3(a).

         7.3      HMR'S CONDITIONS TO CLOSING

         The obligation of HMR to close is subject to the following conditions precedent, any or all of which may be waived in writing by HMR at its sole discretion:

                  (a) Quintiles shall have delivered to HMR a certificate, dated as of the Closing, and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the warranties set forth in Section 6.3 above and Schedule 4.3 are true and correct in all material respects with the same effect as though the warranties were made at and as of the Closing;

                  (b) Each and all of the agreements and covenants of Quintiles to be performed and complied with pursuant to this Agreement and the other agreements of

                           Quintiles contemplated hereby prior to the Closing shall have been duly performed and complied with in all material respects;

                  (c) No action, claim or proceeding against Quintiles, HMR or any Affiliate of either relating to the consummation of any of the transactions contemplated in this Agreement, or in any document referred to herein, or any governmental action seeking to delay or enjoin any such transactions, shall be pending or threatened;

                  (d) HMR shall have received such certificates, instruments and other documents, in form and substance reasonably satisfactory to HMR and its counsel, as HMR shall have reasonably requested in connection with the consummation of the transactions contemplated hereby;

                  (e) HMR shall have received either copies of resolutions adopted by the Board of Directors of Quintiles, certified by the Secretary or an Assistant Secretary of Quintiles, or an opinion from Quintiles' counsel, with respect to the authorization by such Board of Directors of the execution and delivery of this Agreement by Quintiles, performance by Quintiles of its covenants and agreements hereunder and the consummation of the transactions contemplated hereby, which resolutions shall not have been amended or modified, shall be in full force and effect and shall be in form and substance reasonably satisfactory to HMR and its counsel; and

                  (f) HMR shall have received either copies of the resolutions adopted by the Board of Directors of Quintiles Transnational, certified by the Secretary or an Assistant Secretary, with respect to the authorization by such Board of

                           Directors of the execution and delivery of the Parent Guaranty by Quintiles Transnational, the performance by Quintiles Transnational of its covenants and agreements thereunder and the consummation of the transactions contemplated thereby, which resolutions shall not have been amended or modified, shall be in full force and effect and shall be in form and substance reasonably satisfactory to HMR and its counsel;

                  (g) Quintiles has executed the Transaction Documents to which it is a party and Quintiles Transnational shall have executed the Parent Guaranty;

                  (h) Quintiles has wired to HMR and HMR has received from Quintiles in immediately available funds the amount of $*;

                  (i) All consents of, filings and registrations with, and notifications to, all federal and state regulatory authorities required for the consummation of the transactions contemplated hereby shall have been obtained or made and shall be in full force and effect and all required waiting periods shall have expired; and

                  (j) Quintiles has delivered to HMR a list of Transferring Employees who have agreed to become Quintiles employees.

8.       TERMINATION

         8.1 QUINTILES' RIGHT TO TERMINATE DURING THE INITIAL PERIOD

         Quintiles shall have the right to terminate this Agreement and the Transaction Documents prior to the completion of the Initial Period and upon written notice at any time in the event that (i) HMR is in breach of a monthly payment obligation of Guaranteed Revenue under Article 3 above, provided: (A) such breach has continued for a period of ten (10) business days after written notice thereof, (B) such termination shall be effective only upon further written notice to HMR, and (c) such payment obligation is not then the subject of a dispute that HMR is actively pursuing in good faith through the dispute resolution process described in this Agreement; or (ii) HMR terminates the Lease (except as permitted pursuant to the terms of the Lease upon the occurrence of a default by Quintiles thereunder); or (iii) HMR takes or omits to take any action that prevents Quintiles' ability to provide to HMR Research Services in accordance with this Agreement having associated revenue of $25 million. If Quintiles exercises such right to terminate this Agreement, Quintiles shall have the right to (x) require HMR to purchase the Purchased Property and the Facility (if it has been purchased by Quintiles) at the purchase price therefor of $93,000,000 in the aggregate less any depreciation taken by Quintiles with respect thereto, and to reacquire the Leased Property, and (y) require HMR to assume any contracts related to the Assets, which shall not include any contracts entered into by Quintiles with third parties to provide or receive Research Services. Subject to Section 8.4, if Quintiles exercises its right to terminate this Agreement, it must terminate all Transaction Documents. The assignment and assumption to be used in the event of transferring Leased Property back to HMR shall be in the same form as the Assignment and Assumption Agreement.

         8.2      HMR'S RIGHT TO TERMINATE DURING THE INITIAL PERIOD

         HMR shall have the right to terminate this Agreement and the Transaction Documents immediately upon written notice if: (i) there is a failure to close under the Real Estate Sale Agreement due to a material breach thereunder by Quintiles, which material breach persists after any notice and cure period provided for therein, and Quintiles has not exercised its option to convert the Lease to the Long Term Lease as defined in the Real Estate Sale Agreement; or (ii) there is a Persistent Material Failure on the part of Quintiles to fulfill its obligations to provide

Research Services to HMR as referred to in Section 3.1 above. For the purpose of this Section, Persistent Material Failure shall mean material breach of the performance obligations imposed on Quintiles in terms of the Letter Agreements where Quintiles, having been given a reasonable opportunity to remedy such breach, has failed to do so such that in any one year during the Initial Period HMR, without breach of contract and for cause, terminates four or more Letter Agreements having an aggregate value of not less than $25 million. If HMR exercises its right to terminate this Agreement, it must terminate all Transaction Documents.

         8.3      TERMINATION FOR INSOLVENCY

         Either party shall have the right to terminate this Agreement and the Transaction Documents immediately upon written notice at any time during the Initial Period in the event that the other is declared insolvent by a court of competent jurisdiction or shall be the subject of any reorganization (other than a corporate reorganization and not arising out of any insolvency) or winding up, receivership or dissolution or any proceeding similar to one or more of the above. If either party exercises its right to terminate this Agreement, it must terminate all Transaction Documents.

         8.4      QUINTILES' OPTION TO CONTINUE TO LEASE

         Notwithstanding other provisions of this Article 8, in the event of termination of this Agreement by Quintiles under Section 8.1 above, or by HMR under Section 8.2 above, during the Initial Period but prior to the time Quintiles has either purchased the Facility from HMR or exercised its option to convert the Lease to the Long Term Lease as defined in the Real Estate Sale Agreement, Quintiles shall be entitled, at its option: (i) to continue to lease the Facility on the terms set out in the Lease and the other Leased Property on the terms and conditions contained in the Assignment and Assumption Agreement, in each case until December 31, 2003;

and (ii) to continue to license such HMR Licensed Technology pursuant to the Intellectual Property License as is necessary or appropriate to use, occupy or perform, respectively, the Purchased Property, the Facility, and continuing Letter Agreements; provided, however, that if Quintiles so elects to continue the Lease, it shall remain obligated under the Real Estate Sale Agreement to purchase the Facility pursuant to the terms and conditions of the Real Estate Sale Agreement. In the event of termination by Quintiles under Section 8.1 above, or by HMR under Section 8.2 above, during the Initial Period and after Quintiles has either purchased the Facility from HMR or entered into a Long Term Lease as defined in the Real Estate Sale Agreement, Quintiles shall be entitled, at its option: (i) to continue to lease the Leased Property on the terms and conditions contained in the Assignment and Assumption Agreement until December 31, 2003, and (ii) to continue to license such HMR Licensed Technology pursuant to the Intellectual Property License as is necessary or appropriate to use, occupy or perform, respectively, the Purchased Property, the Facility, and continuing Letter Agreements.

         8.5      CONSEQUENCES OF TERMINATION

         Upon termination under this Article 8 for whatever reason, both HMR and Quintiles shall, subject, to Section 8.4 above, be relieved of their obligations then outstanding under this Agreement save for:

                  (a) Quintiles' obligations to the Transferring Employees under Section 4.6 above;

                  (b) Quintiles' indemnity with respect to Assumed Contracts under Section 4.2 above;

                  (c)      both parties' indemnity obligations pursuant to
                           Article 4 above;

                  (d) both parties' obligations of confidentiality, non-use and non-disclosure under Article 11 below;

                  (e)      the indemnity obligations under Section
                           12.1 below; and

                  (f)      the right of the parties to be paid all
                           sums due to them as of the date of termination and to enforce any other rights or remedies arising out of obligations which existed under this Agreement prior to the termination, including, but not limited to, any damages arising after termination out of a breach occurring prior to termination.

         Notwithstanding anything to the contrary in this Article 8, in the event that Quintiles terminates this Agreement but remains in possession of the Facility, the Operation, Maintenance and Utility Service Agreement and the separate Services Agreement shall remain in full force and effect.

         8.6      RIGHTS OF HMR AND QUINTILES, AND EXCLUSION OF CONSEQUENTIAL
                  LOSS

         The provisions of this Article 8 are without prejudice to the rights of either party to seek any other remedy at law or at equity to which it may be entitled other than termination. Notwithstanding anything to the contrary, neither party shall be liable for consequential damages, including, but not limited to loss of profits, or loss of revenue arising from a breach of this Agreement provided that amounts payable under the express terms of this Agreement or any Letter Agreement shall not be considered consequential damages and the payment of such revenues shall be enforceable at law or in equity.

9.       COVENANTS

         9.1      PRE-CLOSING COVENANTS

                  (a) Prior to the date of Closing, HMR will permit Quintiles and its representatives and agents to have access for purposes reasonably related to the Assets and to its documents, books and records related thereto and to make copies during normal business hours of such financial and operating data and other information with respect to the Assets, as Quintiles or any of its representatives or agents shall reasonably request. In addition, HMR shall cause appropriate representatives to be available to Quintiles, its representatives and agents at such times, and from time to time, as Quintiles may reasonably request in connection with the consummation of this Agreement and the transactions contemplated thereby. HMR will cause to be delivered such additional information and copies of documents, books and records relating to the Assets as may be reasonably requested by Quintiles or any of its representatives or agents.

                  (b) On and prior to the date of Closing, except as otherwise required by this Agreement, HMR will conduct its operations carried on at the Facility only in the ordinary course and will use its commercially reasonable efforts to maintain the relationships of HMR with distributors, suppliers, vendors, employees, agents, governmental authorities and others. Without limiting the generality of the foregoing, on and prior to the date of Closing, HMR will not, except as contemplated by this Agreement, without the prior written consent of Quintiles:

                           (i)               enter into any transactions
                                    affecting the Facility or the drug
                                    innovation and approval activities conducted at the Facility, other than in the ordinary course of business or on an arms' length basis;

                           (ii)              pay any compensation other than in
                                    the ordinary course of business to, or
                                    increase any compensation of, any
                                    Transferring Employee;

                           (iii)             default on or terminate any
                                    Assumed Contract;

                           (iv)              remove any of the Purchased
                                    Property from the Facility; or

                           (v)               take any action or omit to take
                                    any action that will cause any of the
                                    representations or warranties in this
                                    Agreement, including Schedule 4.2 hereto, to become untrue.

                  (c) On and prior to the date of Closing the parties shall specify the manner in which chemical storage, use and disposal areas shall be separated, permitted or otherwise managed. The parties shall also specify whether Environmental Permits will be transferred to Quintiles or retained by HMR, whether separate Environmental Permits will be obtained by Quintiles or HMR, or whether Environmental Permits will be shared. Quintiles will initiate the Transfer of HMR's existing Environmental Permits that will be transferred to Quintiles that relate to transferred Assets or the obtaining of separate Environmental Permits for Quintiles. HMR agrees to assist Quintiles in the Transfer of Environmental Permits that will be transferred to Quintiles that relate to transferred Assets or the obtaining of separate Environmental Permits for Quintiles. HMR will initiate obtaining separate Environmental Permits for HMR. Quintiles agrees to cooperate with HMR for the obtaining of separate Environmental Permits for HMR. HMR and Quintiles agree to cooperate with each other to segregate between HMR and Quintiles any Environmental Permits that relate both to HMR's operations or property and to transferred Assets. HMR and Quintiles agree to proceed with a joint permit where Environmental Permits can not be reasonably transferred, aggregated or otherwise obtained. HMR shall make available for Quintiles' review and copying all environmental reports prepared by or for HMR relating to the Facility and operations at the Facility and all Environmental Permits, relating to the Facility and operations at the Facility.

                  (d) Prior to the date of Closing, the parties shall negotiate in good faith to finalize the Transaction Documents not finalized as of the date of this Agreement.

                  (e) Prior to the date of Closing, Quintiles will not, except as contemplated by this Agreement, without the prior written consent of HMR, take any action or omit to take any action that will cause any of the representations or warranties in this Agreement, including Schedule 4.3 hereto, to become untrue.

                  (f) On and before the date of Closing, Quintiles will use commercially reasonable efforts to obtain and deliver the environmental due diligence report to HMR on a timely basis.

         9.2      POST-CLOSING COVENANTS

                  (a) At any time and from time to time after the Closing, the parties agree to cooperate with each other to prepare, execute and deliver such other documents, instruments of transfer, assignment, files, books and records and do all such further acts and things as may be reasonably required to carry out the transactions contemplated hereunder.

                  (b) Except as would not be allowed by applicable Environmental Laws, Quintiles and HMR agree to Transfer Environmental Permits or to obtain separate Environmental Permits and provide equivalent environmental services as follows:

                           (i) Prior to the time in which Transfer or obtaining of separate Environmental Permits is completed, HMR's Environmental Permits shall remain in full force and effect with respect to those Assets covered by the terms of any Environmental Permit. During the Interim Period, Quintiles will operate those Assets covered by any Environmental Permit as agent of HMR;

                           (ii) During the Interim Period, Quintiles hereby covenants and agrees to release, indemnify, protect, defend and hold harmless HMR and its Affiliates, officers, directors, shareholders, agents, employees, representatives, successors and assigns from and against any and all Damages suffered, incurred by or asserted against them relating to, arising out of, or connected with, directly or indirectly, any event or condition created or caused by Quintiles' operation of permitted equipment after the Closing under any Environmental Permit of HMR, including, without limitation, under any agency relationship;

                           (iii)    In the event that any of HMR's
                                    Environmental Permits cannot be Transferred to Quintiles, or Quintiles cannot otherwise, without incurring significant unnecessary expense, obtain a necessary separate Environmental Permit, HMR and Quintiles shall enter into a joint operating agreement to continue operations at the Facility and provide uninterrupted use of the Assets subject to the Environmental Permit. Under the terms of such joint operating agreement, the parties shall allocate direct costs of operation and liabilities based on total flow rate and chemical and physical properties or constituencies of treated waste streams contributed by each party. Further, with respect to any joint operating agreement each party shall be solely responsible for any and all fines, penalties, and other costs arising out of or due to such party's activities; provided, however, that to the extent the origin, as among the parties, of the activity giving rise to such fines, penalties, or costs cannot be determined, the parties shall equitably allocate among them such fines, penalties, and costs, based on all available information regarding the volume, composition, and nature of activities of each party that contributed to the assessment of such fines, penalties, and other costs.



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                  (c)      Cash bonuses for Transferring Employees who have
                           earned the right to receive payment of a bonus under HMR's 1998 Bonus Plan shall be paid to such Transferring Employees by HMR no later than March 31, 1999.

                  (d) Quintiles shall continue all projects on which the Transferring Employees are currently working in accordance with the terms of the Master Services Agreement and related Letter Agreements; provided, however, that until completion of a Letter Agreement for any particular project, Quintiles shall, to the extent commercially reasonable, continue to perform such project on current timelines and budgets subject to review by the Steering Committee. Work performed by Quintiles on all such projects shall count toward the Guaranteed Revenue.

                  (e) The parties shall take commercially reasonable steps to separate the facilities. Specifically, the parties shall as expeditiously as possible relocate Quintiles' employees from "Building H" into "Building F" and HMR employees from "Building F" into "Building H". The parties shall share equally the costs associated with separating the Facility and its use from the remaining portion of the business park owned by, and the operation of, HMR including, but not limited to, the costs of re-engineering the security system, separating the physical space, separating the computer facilities and the computer equipment, transferring permits, creating the requisite ownership interests in the real property, personnel and personal property relocations and all similar costs. The parties shall consult with each other prior to taking steps to effectuate such separation.



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

                           Notwithstanding the foregoing, the costs of moving certain lab equipment from "Building D" into the Facility shall be borne by Quintiles.

                  (f)               Immediately after the Closing, the parties
                           shall meet to determine whether an adequate number and level of Transferring Employees have agreed to become employees of Quintiles such that Quintiles can provide the Research Services at substantially the same level provided by the Transferring Employees in 1998. If the parties conclude that an inadequate number or level of Transferring Employees have become employees of Quintiles, the parties shall, within 30 days after Closing, agree to a mutually acceptable amendment to the terms hereof, which shall include, for a reasonable period of time until Quintiles hires necessary replacements, a reduction in the obligation of Quintiles to provide the Research Services in proportion to the shortfall in necessary capacity, a reduction of the Guaranteed Revenue payable by HMR equal to the direct cost savings attributable in compensation expense attributable to the shortfall in necessary capacity and, to the extent reasonably necessary, a delay in the offering of Research Services significantly impaired by the inadequate number or level of Transferring Employees who have joined Quintiles; provided that Quintiles shall exercise commercially reasonable efforts to hire the necessary staff as soon as reasonably possible. If the parties cannot agree on all issues pertinent to this Section 9.2(f), and neither the Steering Committee nor the Supervisory Committee can resolve the matter, then the adjustments necessary to make each of



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                           Quintiles and HMR whole in light of the shortfall of
                           necessary capacity shall be determined by arbitration pursuant to Article 13, it being understood and agreed that Quintiles shall not be required to suffer economic harm, and HMR shall not be required to suffer an unreasonable delay in performance as a result of closing with an inadequate number and level of Transferring Employees.

                  (g)               After the Closing: (i) HMR shall pay as
                           and when due all amounts due to third parties under Assumed Contracts for all periods on or prior to the date of Closing; and (ii) Quintiles shall pay as and when due all amounts due to third parties under Assumed Contracts for all periods subsequent to the date of Closing.

                  (h)               Quintiles shall not, and shall cause its
                           Affiliates not to, seek an amendment to the TIF Agreement or Plan as described in Section 2.5(d).

                  (i)               Until the removal and disposal of HMR's
                           radioactive waste, the completion by HMR of a radiation contamination survey of the Rad-Building and any other area where radioactive materials have been stored, handled or otherwise used by HMR, the conclusion of any decontamination by HMR as indicated by such survey, and the transfer of the Nuclear Materials License by HMR to Quintiles, Quintiles shall make reasonably available to HMR the services of all Transferring Employees who currently hold at HMR the status of radiation safety officer or are a subordinate of such officer. Such persons shall assist HMR to fulfill



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

                           regulatory obligations of HMR, assist with HMR's management and removal of radioactive waste and oversee any survey and decontamination efforts of HMR, if any. Quintiles shall not incur any liability as a result of such persons' actions in assisting HMR.

10.      PUBLICITY

         The parties agree that no publicity, release or announcement concerning any of the provisions of this Agreement or the transactions contemplated hereby shall be issued except (i) with the advance written approval of the form and content of the same by both HMR and Quintiles; or (ii) to the extent required by law, but in such event only after review and consultation by both Quintiles and HMR.

11.      CONFIDENTIALITY

         Each of the parties hereto agrees to keep confidential any and all information and data with respect to the other party or its Affiliates that it has received or may receive as a result of this Agreement or any investigation made in connection herewith and in particular each of the parties agrees to continue to be bound by the obligations of confidentiality, non-use and non-disclosure contained in the Confidential Disclosure Agreement entered into between HMR and Quintiles dated December 11, 1998.

12.      BROKERAGE FEES, EXPENSES OF THE PARTIES

         12.1     NO BROKERS FEES

         Each of the parties hereto represents and warrants to the other that no broker or finder has acted on its behalf in connection with the transactions contemplated by this Agreement. Each of the parties agrees to indemnify the other party, and to hold the other party harmless, from any



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claim or demand for any commission, compensation or other payment by any broker, finder or similar agent claiming to have been or that was in fact employed by or on behalf of it.

         12.2     EACH PARTY TO BEAR ITS OWN COSTS

         Regardless of whether or not the transactions contemplated hereby are consummated, each party shall pay its own respective expenses (including, without limitation, the fees, disbursements and expenses of its legal advisers, accountants and investment advisers) in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby, except as otherwise provided in this Agreement.

13.      LAW AND ARBITRATION

         13.1     LAW

         This Agreement shall be governed by and construed in all respects in accordance with the laws of Missouri.

         13.2     ARBITRATION

                  (a) Any dispute or difference between Quintiles and HMR in connection with this Agreement shall be referred, in the first instance, to the Steering Committee and, failing resolution at the next available meeting of the Steering Committee or in the event that the matter is of such urgency that either Quintiles or HMR requires it to be dealt with before the next available meeting of the Steering Committee, a special meeting of the Steering Committee shall be called. If the Steering Committee, is not able to resolve any such matters, either party may bring the matter before the Supervisory Committee, and a special meeting of that committee shall be called to resolve the matter.

                  (b) In the event that the matter in dispute is not resolved by the unanimous resolution of the Steering Committee or the Supervisory Committee, either party may, upon notice to the other party, refer such matter for arbitration in Kansas City, Missouri, in accordance with the rules of commercial arbitration of the American Arbitration Association; provided, however such referral must be made after fifteen
                           (15) and before sixty (60) days following the date of the decision rendered by the Supervisory Committee.

                  (c) In connection with any arbitration, Quintiles shall appoint one arbitrator and HMR shall appoint one arbitrator. The arbitrators appointed by Quintiles and HMR respectively shall be independent and shall have expertise in the matter in dispute between the parties. A third arbitrator shall be appointed by the arbitrators appointed by Quintiles and HMR respectively.

                  (d) Each of Quintiles and HMR undertakes to present its case to the arbitrators in the shortest practicable time and to use its best efforts to ensure that the arbitrators make an award in respect of the matter in dispute within thirty (30) days of the final day upon which their respective submissions are made.

14.      TAX ALLOCATION

         14.1 SALES TAX. Quintiles shall provide to HMR at Closing a Sales/Use Tax Exemption Certificate certifying to HMR the good faith belief of Quintiles that no sales or use tax is due as a result of the sale, lease or other transfer of personal property by HMR to Quintiles pursuant to this Agreement. To confirm the validity of the position taken in such certificate and at Quintiles' sole cost and expense, Quintiles and HMR agree to use their respective best efforts and work together to file expeditiously after the Closing a joint private letter ruling request with the Missouri Department of Revenue pursuant to Regulation Section 12 CSR 10-1.202. Quintiles and HMR agree to be bound by the private letter ruling that the Missouri Department of Revenue issues pursuant to such request.

         14.2 INDEMNIFICATION OF HMR BY QUINTILES. Quintiles agrees to hold harmless, indemnify and defend HMR, and its Affiliates, directors, officers, employees and agents, from and against any and all demands, causes of action, proceedings, losses, damages, debts, expenses, liabilities, fines, penalties, deficiencies, judgments or costs (including reasonable attorneys' fees) ("Claims") at any time and from time to time asserted against or incurred by HMR to the extent based on, or resulting or arising from, the alleged failure by HMR to pay any amount of state or local sales or use tax (or any interest or penalty with respect to state or local sales tax) on the personal property sold, leased or otherwise transferred pursuant to this Agreement.

         14.3 INDEMNIFICATION PROCEDURE. In the event HMR seeks indemnification under this Section 14:

         (a) HMR shall give Quintiles prompt written notice of the Claim asserted against or imposed upon or incurred by HMR (which notice shall in any event be given within thirty days of the receipt by HMR of knowledge of the existence of any Claim and shall set forth the basis of the Claim and provide evidence to Quintiles that the Claim is covered by the indemnification provided in Section 14.2), and Quintiles shall have the right to undertake the defense thereof by representatives of its own choosing, provided that Quintiles diligently conducts the defense of such

                  Claim; provided, however, that HMR shall have the right, at its expense, to retain its own counsel as to such Claim.

         (b) In the event that Quintiles, within twenty (20) calendar days after receipt of notice of the Claim, fails or refuses to undertake the defense of such Claim, HMR will (upon further written notice to Quintiles) have the right to undertake the defense, compromise or settlement of such Claim on behalf of and for the account and risk of Quintiles, subject to the right of Quintiles to assume the defense of such Claim at any time prior to the settlement, compromise or final determination thereof. If HMR undertakes the defense, compromise or settlement of any such Claim pursuant to this
                  Section 14.3(b), Quintiles shall promptly reimburse HMR for any reasonable legal fees and expenses incurred in connection therewith within five (5) business days of receipt of notice seeking such reimbursement.

         (c) In the event the Missouri Department of Revenue conducts an audit of HMR's sales and/or use tax returns for the HMR tax period during which this Agreement becomes effective, HMR shall give Quintiles prompt written notice of any written inquiry arising from that audit that could reasonably be expected to result in a Claim under this Agreement, shall keep Quintiles informed of any changes in the status of such inquiry, and shall not compromise or settle such potential Claim without Quintiles' written consent.

         (d) Notwithstanding anything to the contrary contained herein, if there is a reasonable probability that any Claim may materially and adversely affect HMR other than as a result of money damages or other money payments, HMR shall have the right to defend, compromise or settle such Claim; provided, however, in such event, if HMR shall compromise or settle such Claim without the approval of Quintiles, Quintiles shall not be bound by such compromise or settlement and shall have no indemnification obligation as to such Claim. Quintiles shall not, without HMR's written consent, settle or compromise any Claim or consent to entry of any judgment as to a Claim that does not include, as an unconditional term thereof, the release of HMR by the claimant or the plaintiff from all liability in respect of such Claim.

15.      MISCELLANEOUS

         15.1     ENTIRE AGREEMENT

         This Agreement, together with the Transaction Documents and the Confidential Disclosure Agreement set forth the entire agreement and understanding between the parties and supersede all previous agreements, including the non-binding letter of intent entered into between the parties dated October 5, 1998, the non-binding term sheet executed December 3, 1998, and all promises, representations, understandings and negotiations, either written or oral, between the parties with respect to the subject matter hereof. None of the terms of this Agreement shall be amended or modified except in writing signed by the parties hereto.

         15.2     ASSIGNMENT

         Either party shall be entitled, at its sole discretion, to assign any of its rights or obligations under this Agreement to any Affiliate or Affiliates. No such assignment shall release the assigning party from any such assigned obligations hereunder as a result of such assignment unless or until such obligations are performed by its Affiliates. Save to the extent provided in the

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foregoing sentence, neither party may assign any right or obligation hereunder without the written consent of the other party, except if such assignment arises under a transaction in which the assigning party is selling its entire business or a line of business or operations to which this Agreement relates, or that party is being acquired or merging, in each case to, by or with a third party that is not a direct competitor of the nonassigning party. This Agreement shall be binding upon and inure to the benefit of the parties' respective predecessors and permitted assigns. Any attempted assignment in violation of this provision shall be void and of no effect.

         15.3     INVALIDITY

         If and solely to the extent that any provision of this Agreement shall be invalid or unenforceable, or shall render this entire Agreement to be unenforceable or invalid, such offending provision shall be of no effect and shall not affect the validity of the remainder of this Agreement or any of its provisions; provided, however, the parties shall use their respective reasonable efforts to renegotiate the offending provisions to best accomplish the original intentions of the parties.

         15.4     WAIVER

         A waiver by either party of any term or condition of this Agreement in any one instance shall not be deemed or construed to be a waiver of such term or condition for any similar instance in the future or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be a limitation of any other remedy, right, undertaking, obligation or agreement.



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         15.5     SCHEDULES

         All Schedules attached hereto and the documents and agreements to be delivered or performed at or subsequent to the Closing ("Items") are incorporated herein and expressly made a part of this Agreement as fully as though completely set forth herein, and all references to this Agreement herein or in any of such Items shall be deemed to refer to and include all of said Items.

         15.6     COUNTERPARTS

         This Agreement may be executed in counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         15.7     CONFLICTS

         In the event of any conflict between the terms of this Agreement and the Transaction Documents, then the provisions of this Agreement shall prevail.

         15.8     FORCE MAJEURE

         Neither party shall be liable for failure to perform or delay in performing obligations set forth in this Agreement, and no party shall be deemed in breach or default of its obligations, if, to the extent and for so long as, such failure, delay, breach or default is due to natural disasters or any similar causes reasonably beyond the control of such party. Any party desiring to invoke the protection of force majeure shall promptly notify the other party of such desire and shall use reasonable efforts to resume performance of its obligations.

         15.9     NO THIRD PARTY BENEFICIARIES

         Nothing contained in this Agreement or any of the Transaction Documents is intended to create any rights or benefits to any third party, including any of the Transferring Employees.

         15.10    NOTICES

         Any notice, consent or approval permitted or required under this Agreement shall be in writing sent by registered or certified airmail, postage pre-paid, or by a nationally-recognized overnight courier or facsimile and addressed as follows:

         If to Quintiles:

                           Quintiles, Inc.
                           4709 Creekstone Drive
                           Riverbirch Building, Suite 300
                           Durham, North Carolina  27703
                           Attn: President, CRO Americas
                           Fax:  (919) 941-9113

         With a copy to:

                           Quintiles Transnational Corp.
                           4709 Creekstone Drive
                           Riverbirch Building, Suite 300
                           Durham, North Carolina  27703
                           Attn: Gregory D. Porter
                           Fax:  (919) 941-7263

                           and

                           Blackwell Sanders Peper Martin
                           Two Pershing Square, Suite 1000
                           2300 Main Street
                           P.O. Box 419777
                           Kansas City, Missouri  64108
                           Fax:  (816) 983-8080
                           Attention: Steven Carman

         If to HMR to:

                           Hoechst Marion Roussel, Inc.
                           10236 Marion Park Drive
                           Kansas City, Missouri 64137
                           Attn: General Counsel, North America
                           Facsimile: (816) 966-3805
         with copies to:

                           Hoechst Marion Roussel, Inc.
                           10236 Marion Park Drive
                           Kansas City, Missouri 64137
                           Attn: Vice President and Chief Financial Officer
                           Facsimile: (816) 966-4889

         and

                           Hoechst Marion Roussel, Inc.
                           Route 202-206
                           Bridgewater, New Jersey  08807-0800
                           Attn: General Counsel, Global Development Center
                           Facsimile: (908) 231-4480

         The parties may, however, designate in writing such new or other addresses or telecopy numbers to which notice shall thereafter be mailed or telecopied. Any notice given in accordance with this Section 15.10: (i) by registered or certified airmail, postage pre-paid, shall be deemed delivered three days after proper deposit in the United States mail; (ii) by overnight courier shall be deemed delivered the next business day after proper delivery to a nationally recognized overnight courier; or (iii) by facsimile transmission shall be deemed delivered upon receipt of confirmation of such transmission.

         15.11    HEADINGS

         Headings in this Agreement are included for ease of reference only and shall have no legal effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their duly authorized officers.

         THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.


HOECHST MARION ROUSSEL, INC.



By   /s/ Hoechst Marion Roussel, Inc.
   -----------------------------------------

Title:
       -------------------------------------



QUINTILES, INC.



By   /s/ Quintiles, Inc.
   -----------------------------------------

Title:
       -------------------------------------